As filed with the Securities and Exchange Commission on September 9, 2008 Registration No. 333-150949

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

YONGYE BIOTECHNOLOGY INTERNATIONAL, INC.

(Name of Small Business Issuer in its Charter)

Nevada	2870

(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)

6th Floor, Suite 608 Xue Yuan International Tower,
No. 1 Zhichun Road, Haidian District,
Beijing, PRC
(8210) 8231-8626

(Address and Telephone Number of Principal Executive Offices
and Principal Place of Business)

_________

Empire Stock Transfer, Inc.
2470 Saint Rose Parkway,
Suite 304
Henderson, Nevada 89074

(Name, Address and Telephone Number of Agent for Service)

__________

With a copy to:
Mitchell S. Nussbaum, Esq.

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4159

__________

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

If this Form is filed to register securities for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.001 per share	8,495,619 shares	(2)	$3.25	(5)	$27,610,762	$1,086	(7)

Common Stock, par value $0.001 per share	2,273,467 shares	(3)	$3.25	(5)	$7,388,768	$291	(7)

Common Stock, par value $0.001 per share	6,073,006 shares		$3.75	(6)	$22,773,772	$895	(8)

Common Stock, par value $0.001 per share	2,125,554 shares	(4)	$3.75	(6)	$7,970,828	$314	(8)

Total	18,967,646 shares		$—		$65,744,131	$1,209	(8)

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the Registrant is also registering such additional indeterminate number of shares as may become necessary to adjust the number of shares issued by the Registrant to the Selling Stockholders under anti-dilution provisions as a result of a stock split, stock dividend or similar adjustment of its outstanding Common Stock.

(2) Includes 2,000,000 shares of Common Stock, being held in escrow (the “Escrow Shares”) as security for the achievement of $10,263,919 in net income for the year ended December 31, 2008 (the “2008 Net Income Threshold”). In the event that the Registrant achieves the Net Income Threshold, the Escrow Shares will be released back to the Pledgor. If the 2008 Net Income Threshold is not achieved, the Escrow Shares will be distributed pro-rata to the Selling Stockholders.

(3) The 2,273,467 shares of Common Stock are being registered for resale by the Selling Stockholders named in this registration statement, which shares are issuable by the Registrant upon the exercise of outstanding warrants to purchase the Registrant’s Common Stock.

(4) The 2,125,554 shares of Common Stock are being registered for resale by certain of the Selling Stockholders named in this registration statement, which shares are issuable by the Registrant upon the exercise of outstanding warrants to purchase the Registrant’s Common Stock.

(5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(g) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices on May 15, 2008, as reported by the OTC Bulletin Board.

(6) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(g) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices on September 4, 2008, as reported by the OTC Bulletin Board.

(7) Previously paid.

(8) Paid herewith.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

18,967,646 SHARES OF COMMON STOCK

YONGYE BIOTECHNOLOGY INTERNATIONAL INC.

This prospectus relates to the resale of 14,568,625 shares (the “Issued Shares”) of our common stock, par value $.001 per share (the “Common Stock”) and warrants (the “Warrants”) to purchase up to an aggregate of 4,399,021 shares of our Common Stock upon exercise (the “Warrant Shares” and, together with the Issued Shares, the “Securities”) being offered by the selling stockholders (the “Selling Stockholders”) identified in this prospectus.

We will not receive any of the proceeds from the sale of Issued Shares by the Selling Stockholders. However, we will receive the proceeds from any exercise of Warrants to purchase the Warrant Shares to be sold hereunder. See “Use of Proceeds.”

We have agreed to pay certain expenses in connection with the registration of the Securities.

Our Common Stock is quoted on the OTC Bulletin Board (“OTCBB”) under the trading symbol “YGYB”. The last reported price for our Common Stock on the OTCBB on September 4, 2008 was $3.75 per share.

Investing in our Common Stock involves risk. You should carefully consider the risk factors beginning on page 5 of this prospectus before purchasing shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______, 2008

i

SUMMARY

This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the “Risk Factors” section beginning on page 5 of this prospectus and the financial statements and related notes to those statements appearing elsewhere in this prospectus before making a decision to invest in our Common Stock. Unless otherwise indicated in this prospectus or the context otherwise requires, references to “we,” “us,” “Yongye,” “the Company” or “our Company” refer to Yongye Biotechnology International, Inc.(f/k/a Golden Tan, Inc.) and its consolidated subsidiaries.

Our Company

We are engaged in the research, development, and sales of fulvic acid based liquid and powder nutrient compounds used in the agriculture industry. Based on industry research and government testing, we believe our proprietary technology for fulvic acid extraction creates some of the purest and most bioactive fulvic acid and thus some of the most effective plant and animal nutrients on the market in China. Our contractural relationship with our predecessor company Inner Mongolia Yongye (defined below) is to create our own source of fulvic acid and to control our manufacturing process from procurement of raw materials to final production, which will allow us to provide a high quality product to our customers with more reliable results from season to season.

On April 17, 2008, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Fullmax Pacific Limited, a company organized in May, 2007 under the laws of the British Virgin Islands (“Fullmax”), the shareholders of Fullmax (the “Shareholders”), who together own shares constituting 100% of the issued and outstanding ordinary shares of Fullmax (the “Fullmax Shares”), and the principal shareholder of the Company (“Principal Shareholder”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to the Company all of the Fullmax Shares in exchange for the issuance of 11,444,755 (the “Shares”) shares of our Common Stock (the “Share Exchange”). As a result of the Share Exchange, Fullmax became our wholly-owned subsidiary and the Shareholders acquired approximately 84.7% of our issued and outstanding Common Stock.

Concurrent with the Share Exchange, we entered into a securities purchase agreement (the “ April Purchase Agreement”) with certain investors (the “April Investors”) for the sale in a private placement of an aggregate of 6,495,619 shares of our Common Stock (the “April Investor Shares”) and the issuance of 1,623,905 warrants at an exercise price of $1.848 per share (the “April Warrants”) , for aggregate gross proceeds equal to $10,000,655 (the “ April Offering”). In connection with the April Offering, we also entered into a registration rights agreement (the “April Registration Rights Agreement”) with the April Investors, in which we agreed to file a registration statement (the “ Registration Statement”) with the Securities and Exchange Commission (the “ SEC”) to register for resale the April Investor Shares and the shares underlying the April Warrants, within 45 calendar days of the closing date of the April Offering, and use our best efforts to have the Registration Statement declared effective within 150 calendar days of the closing date of the April Offering. We will pay liquidated damages of 1% of the dollar amount of the Shares sold in the April Offering per month, payable in cash, up to a maximum of 10%, if the Registration Statement is not filed and declared effective within the foregoing time periods. In connection with entering into the September Purchase Agreement, September Investors, who were also April Investors and who collectively own a majority of the April Investor Shares, have agreed to waive (on behalf of themselves and each other April Investor) until September 9, 2008, any right to any liquidated damages arising under the April Registration Rights Agreement as a result of our delay in filing an acceleration request pursuant to the April Registration Statement.

We have also entered into an escrow agreement (the “ Escrow Agreement”) with ROTH Capital Partners, LLC, a representative of the Investors (“ Roth”), Tri-State Title & Escrow LLC (the “ Escrow Agent”) and Full Alliance International Limited, one of the Shareholders (the “Pledgor”), pursuant to which 2,000,000 of the Shares (the “ Escrow Shares”) were delivered to the Escrow Agent. The Escrow Shares are being held as security for the achievement of $10,263,919 in net income for the year ended December 31, 2008 (the “ 2008 Net Income Threshold”). If we achieve the 2008 Net Income Threshold, the Escrow Shares will be released back to the Pledgor. If the 2008 Net Income Threshold is not achieved, the Escrow Shares will be distributed pro-rata to the April Investors.

Prior to the Share Exchange, in November 2007, Asia Standard Oil Limited a wholly owned subsidiary of Fullmax formed in April, 2007 under Hong Kong law (“Asia Standard”), entered into a Sino-foreign cooperative joint venture agreement with our predecessor company Inner Mongolia Yongye Biotechnology Co., Ltd., a company organized in September 2003 under PRC law (“Inner Mongolia Yongye”), to form Yongye Nongfeng Biotechnology Co., Ltd., a new cooperative joint venture under PRC law (the “CJV” or “Yongye Nongfeng Biotechnology”). Yongye Nongfeng Biotechnology was incorporated and approved by the Inner Mongolia Department of Commerce and the Inner Mongolia Administration for Industry and Commerce on January 4, 2008. Since its formation, Inner Mongolia Yongye has been in the business of researching, producing and selling its own proprietary plant and animal nutrient products.

We operate our businesses in China solely through Yongye Nongfeng Biotechnology, which is 99.5% owned by Asia Standard and 0.5% owned by Inner Mongolia Yongye. Such percentages reflect the equity ownership assuming the total amount of registered capital has been fully paid. Based solely upon the amount of registered capital that has been paid to date the percentages are 98.85% and 1.15%, respectively. To date, Inner Mongolia Yongye, the primary contract manufacturer for Yongye Nongfeng Biotechnology, has assigned its management team, customers, sales contracts and one of its patents to Yongye Nongfeng Biotechnology. We are currently awaiting the issuance by the PRC Ministry of Agriculture of a fertilizer license to Yongye Nongfeng Biotechnology (the “License”) and intend to acquire certain assets related to the manufacture of fulvic acid products from Inner Mongolia Yongye (the “CJV Restructuring”).

Recent Developments

On September 5, 2008, we entered into a securities purchase agreement (the “September Purchase Agreement”), with certain Qualified Institutional Buyers (the “September Investors”), for the sale in a private placement of an aggregate of 6,073,006 shares of our Common Stock (the “September Investor Shares”), and the issuance of 1,518,253 warrants at an exercise price of $1.848 per share (the “September Warrants”), for aggregate gross proceeds equal to approximately $9,349,999.55 (the “September Offering”). In connection with the September Offering, we also entered into a registration rights agreement (the “September Registration Rights Agreement”) with the September Investors, in which we agreed to file a registration statement (the “September Registration Statement”) with the SEC to register for resale the September Investor Shares and the shares underlying the September Warrants, on or prior to 45 calendar days after the closing date of the September Offering, and use our best efforts to have the September Registration Statement declared effective within 150 calendar days of the closing date of the September Offering. We will pay liquidated damages of 1% of the dollar amount of the September Investor Shares sold in the September Offering per month, payable in cash, up to a maximum of 10%, if the September Registration Statement is not filed and declared effective within the foregoing time periods.

In connection with the September Offering, we entered into an escrow agreement with Roth, the Escrow Agent and the Pledgor (the “September Escrow Agreement”), pursuant to which 4,000,000 of the Shares issued to the Pledgor in the Share Exchange (the “September Escrow Shares”) were delivered to the Escrow Agent. Of the September Escrow Shares, 2,000,000 shares (the “Make Good Escrow Shares”) are being held as security for the achievement of (i) the 2008 Net Income Threshold, and (ii) fully diluted earnings per share reported in the 2008 Annual Report on Form 10-K filed with the SEC (the “2008 Annual Report”), of no less than $0.42 (the “2008 Guaranteed EPS”). If we achieve the 2008 Net Income Threshold and the 2008 Guaranteed EPS, the Make Good Shares will remain in escrow as security for the achievement of certain net income and fully diluted earnings per share targets for the year ended December 31, 2009. If the 2008 Annual Report is not filed timely with the SEC and remains unfiled for a period in excess of 45 days after the last day that the same was required to have been filed (taking into account the relief permitted under Rule 12(b)-25 of the Exchange Act), then the 2008 After Tax Net Income shall be deemed to be less than the 2008 Net Income Threshold, and all of the Make Good Shares shall be transferred to the September Investors on a pro-rata basis. If prior to the second anniversary of the filing of the 2008 Annual Report, the Company or its auditors report or recognize that the financial statements contained in the 2008 Annual Report are subject to amendment or restatement such that the Company would recognize or report adjusted 2008 After Tax Net Income of less than the 2008 Net Income Threshold or adjusted earnings per share less than the 2008 Guaranteed EPS, then notwithstanding the retention of the Make Good Shares in the escrow, or any prior return of Make Good Shares to the Pledgor, the Pledgor will, within 10 Business Days following the earlier of the filing of such amendment or restatement or recognition, deliver the Make Good Shares to the Investors. “2008 After Tax Net Income” shall mean the Company's operating income after taxes for the fiscal year ending December 31, 2008, determined in accordance with GAAP as reported in the 2008 Annual Report.

The following provisions with respect to the achievement of 2009 net income and fully diluted earnings per share targets will only apply if the Make Good Shares have been retained in the escrow after the achievement by the Company of the 2008 Net Income Threshold and 2008 Guaranteed EPS. In the event that (i) the 2009 After Tax Net Income equals or exceeds $12,649,248 and is less than $15,811,560, or (ii) the fully diluted earnings per share reported in the 2009 Annual Report on Form 10-K filed with the SEC (the “2009 Annual Report”), equals or exceeds $0.42 and is less than $0.53, then Make Good Shares equal to the product of (i)(A) $15,811,560 minus the 2009 After Tax Net Income, divided by (B) $15,811,560, and (ii) the Make Good Shares, shall be transferred to the September Investors on a pro-rata basis, and the remaining Make Good Shares shall be returned to the Pledgor. In the event that (i) the 2009 After Tax Net Income is less than $12,649,248 or (ii) the fully diluted earnings per share reported in the 2009 Annual Report is less than $0.42, then all of the Make Good Shares shall be transferred to the September Investors on a pro-rata basis. In the event that the (i) 2009 After Tax Net Income is equal to or greater than $15,811,560 and (ii) the fully diluted earnings per share reported in the 2009 Annual Report is equal to or greater than $0.53, then the Make Good Shares shall be returned to the Pledgor. If the 2009 Annual Report is not filed timely with the SEC and remains unfiled for a period in excess of 45 days after the last day that the same was required to have been filed (taking into account the relief permitted under Rule 12(b)-25 of the Exchange Act), then the 2009 After Tax Net Income shall be deemed to be less $12,649,248 , and all of the Make Good Shares shall be transferred to the September Investors on a pro-rata basis. If prior to the second anniversary of the filing of the 2009 Annual Report, the Company or its auditors report or recognize that the financial statements contained in the 2009 Annual Report are subject to amendment or restatement such that the Company would recognize or report adjusted 2009 After Tax Net Income of less than $12,649,248 or adjusted earnings per share less than $0.42, then notwithstanding any prior return of the Make Good Shares, or any portion thereof, to the Pledgor, the Pledgor will, within 10 Business Days following the earlier of the filing of such amendment or restatement or recognition, deliver the relevant Make Good Shares to the September Investors; provided, however, that if any portion of the Make Good Shares have been previously transferred to the September Investors, the Pledgor shall only be responsible for transferring such number of Make Good Shares up to the number of Make Good Shares that were previously returned to the Pledgor. In no event shall the Pledgor be responsible for transferring any number of Make Good Shares in excess of what has been previously returned to the Pledgor. “2009 After Tax Net Income” shall mean the Company's operating income after taxes for the fiscal year ending December 31, 2009, determined in accordance with GAAP as reported in the 2009 Annual Report.

The remaining 2,000,000 shares in the escrow are being held as security for the timely issuance of the License and completion of the CJV Restructuring (the “Restructuring Make Good Shares”). In the event that (1) the License has not been issued to Yongye Nongfeng Biotechnology by June 30, 2009, or such later date as agreed to by us and September Investors holding a majority of the September Investor Shares at such time (the “License Grant Date”), or (2) the License has been issued by the License Grant Date, but the CJV Restructuring is not completed by the Restructuring Completion Date, the Restructuring Make Good Shares shall be transferred in accordance with the Make Good Escrow Agreement to the September Investors on a pro-rata basis for no consideration other than their respective investment amounts paid to us at Closing. The “Restructuring Completion Date” shall be the date that is 132 calendar days after the License Grant Date.

If the License is issued by the License Grant Date and the CJV Restructuring is completed by the Restructuring Completion Date, the Restructuring Make Good Shares shall be returned to the Pledgor.

In the event that any of the Make Good Shares or the Restructuring Make Good Shares are issuable to the September Investors, the Escrow Agent shall not release any of the Make Good Shares or the Restructuring Make Good Shares to an September Investor as provided in the September Escrow Agreement, and an September Investor shall not have the right to have any such Make Good Shares or Restructuring Make Good Shares issued to such September Investor, to the extent that after giving effect to such issuance an September Investor (together with such September Investor’s affiliates, and any other person or entity acting as a group together with such September Investor or any of such September Investor’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation. With respect to the Black River Small Capitalization Fund Ltd. and the Black River Commodity Select Fund Ltd. the “Beneficial Ownership Limitation” shall be 9.99%, and with respect to the other September Investors, the “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding at the time of such release. Each such September Investor, upon not less than 75 days’ prior notice to the Escrow Agent, the Company, the Pledgor and Roth, may increase or decrease the Beneficial Ownership Limitation. Any such increase or decrease will not be effective until the 75th day after such notice is delivered.

Executive Offices

Our principal executive offices are located at 6th Floor, Suite 608, Xue Yuan International Tower, No. 1 Zhichun Road, Haidian District, Beijing, PRC. Our telephone number at that address is +82-10-8231-8626.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form S-1 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Company believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

THE OFFERING

Common stock being offered by Selling Stockholders	Up to 14,568,625 shares(1)

Common stock equivalents presently outstanding	Up to 4,399,021 shares(2)

OTCBB Symbol	YGYB

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

(1)
This prospectus relates to the resale by the Selling Stockholders of Yongye Biotechnology International Inc. of up to 18,967,646 shares of our Common Stock, par value $.001 per share, including (i) 6,495,619 shares of Common Stock issued to certain of the Selling Stockholders pursuant to a certain Securities Purchase Agreement, dated as of April 17, 2008, by and among the Company, Fullmax, the CJV and certain of the Selling Stockholders; (ii) the Escrow Shares; (iii) the Warrant Shares issuable upon the exercise of warrants issued as of April 17, 2008 to certain of our Selling Stockholders to purchase up to 1,623,905 shares of Common Stock and to Roth as placement agent of the offering to purchase up to 649,562 shares of Common Stock; (iv) 6,073,006 shares of Common Stock issued to certain of the Selling Stockholders pursuant to a certain Securities Purchase Agreement, dated as of September 5, 2008, by and among the Company and certain of the Selling Stockholder; and (v) the Warrant Shares issuable upon the exercise of warrants issued as of September 5, 2008 to certain of our Selling Stockholders to purchase up to 1,518,253 shares of Common Stock and to Roth as placement agent of the September Offering to purchase up to 607,301 shares of Common Stock

The Selling Stockholders may offer to sell the Shares being offered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices. Please see “Plan of Distribution” in this prospectus for a detailed explanation of how the shares of Common Stock may be sold.

(2)	Reflects the outstanding Warrants.

RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto, before deciding to invest in our Common Stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our Common Stock could be materially and adversely affected.

Risks Related to Our Business

The CJV is still in the process of transitioning its business operations from our predecessor company.

We established the Cooperative Joint Venture, Yongye Nongfeng Biotechnology, on January 4th, 2008, with the intention and ultimate goal of carrying out the business of marketing and distributing our fulvic acid plant and animal nutrient products. We have transitioned all personnel, services, and control issues for the distribution and sales operations from our predecessor company Inner Mongolia Yongye (which has a 5/% ownership interest in the Cooperative Joint Venture and is under the control of Mr. Zishen Wu), to the Cooperative Joint Venture (Mr. Wu is also the CEO of the Cooperative Joint Venture). All personnel, services, and control issues relating to the manufacturing operations - from procurement of raw materials to final production, still reside with Inner Mongolia Yongye, our primary contract manufacturing company for acquiring finished goods. However, under the current restructuring plan, we will begin to transition the manufacturing entity to the CJV over a period of  approximately 14 months.

We have complied with all of the stipulations in the supplemental agreement related to the transition of the business. However, the IP related transfer has not officially been completed and is pending receipt of the final transfer certificate. The applications for transfer to the CJV have been registered with the patent transfer agent and accepted by the government authority, but we have not yet received the final transfer certification. In addition, we currently owe Inner Mongolia Yongye approximately $4.8 million for certain liabilities incurred from the purchase of finished goods and other related parties $2.4 million for short-term covenant loans related to the financing of our business operations to date. To the extent that the current corporate structure is ineffective in facilitating our business operations as contemplated, we may decide to unwind or modify the current Cooperative Joint Venture in favor of a more efficient corporate structure, which may include formation of a wholly foreign owned entity. This may be accomplished without seeking approval from Investors in the Offering.

Currently, all of the distributorship and branded store agreements are in the name of Inner Mongolia Yongye. The limited operating history and the early stage of development of the Cooperative Joint Venture make it difficult to evaluate its business and future prospects. Although Inner Mongolia Yongye’s revenues have grown rapidly, we cannot assure you that the Cooperative Joint Venture will continue to maintain such profitability or that it will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in operating losses.

We have not previously prepared stand-alone financial statements for our business

Due to the recent formation of the Cooperative Joint Venture, we have not prepared stand-alone financial statements for any period for the business we currently conduct. Although the pro forma financial statements appearing elsewhere in this prospectus are intended to show the results that might have been obtained by our business for and as of the relevant period, this financial presentation does not take into account our newly entered into manufacturing arrangements. Issues such as revenue recognition, ‘push-down’ accounting under US GAAP and related party transaction disclosure have not yet been considered by us, and may affect the financial statements we will be preparing for periods subsequent to January 15, 2008. When we have prepared such stand-alone financial statements and they have been reviewed by our independent public accountants, they may differ significantly from the pro forma financial statements appearing elsewhere herein. In addition, the enterprise valuation used to determine the offering price of the shares in the Offering was based on the predecessor financial statements of Inner Mongolia Yongye and may not be reflective of the trading price of such shares as may prevail following the publication of our stand-alone, audited financial statements.

We will continue to encounter risks and difficulties in implementing our business model, including potential failure to:

•	increase awareness of our products, protect our reputation and develop customer loyalty;

•	manage our expanding operations and service offerings;

•	maintain adequate control of our expenses; and

•
anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Our reliance upon third party suppliers for raw materials may hinder our ability to be profitable.

We are dependent upon our relationships with third parties for our supply. We have three major suppliers of humic acid. These suppliers provided approximately 100% of our feedstock in 2007. Should any of these suppliers terminate their supply relationships with us, we may be unable to procure sufficient amounts of humic acid and our profitability may be limited. In addition, our suppliers may not perform their obligations as agreed, and we may be unable to specifically enforce our agreements. If we are unable to obtain adequate quantities of humid acid at economically viable prices, our business could be unprofitable and investors may lose their entire investment in us.

Adverse weather conditions could reduce demand for fertilizer products.

The demand for our nutrient products fluctuates significantly with weather conditions, which may delay the application of the fertilizer or render it unnecessary at all. If any natural disasters, such as flood, drought, hail, tornado or earthquake, occur, demands for our products will be reduced.

The markets in which we operate are highly competitive and fragmented and we may not be able to maintain market share.

We operate in highly competitive markets and expect competition to persist and intensify in the future. Our competitors are mainly domestic leaders in the fertilizer markets in China. We face the risk that new competitors with greater resources than us will enter our markets.

Key employees are essential to growing our business.

Mr. Zishen Wu and Professor Gao Jing are essential to our ability to continue to grow our business. Mr. Zishen Wu has established relationships within the industries in which we operate. Professor Gao has performed all of the independent research and knows our main suppliers and has other important industry relationships. If they or other members of our senior management were to leave us, our growth strategy might be hindered, which could limit our ability to increase revenue. In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

If we need additional financing, which may not be available to find such financing on satisfactory terms or at all.

Our capital requirements may be accelerated as a result of many factors, including timing of development activities, underestimates of budget items, unanticipated expenses or capital expenditures, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to our stockholders.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we may incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to our stockholders’ interest in bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

If we fail to adequately protect or enforce our intellectual property rights, or to secure rights to patents and trademarks of others, the value of our intellectual property rights could diminish.

Our success, competitive position and future revenues will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have filed two patent applications to the State Intellectual Property Office of the PRC and one trademark registration application to the Trademark Bureau of State Administration of Industry and Commerce of the PRC. However, we cannot predict the degree and range of protection patents and trademarks will afford us against competitors. Third parties may find ways to invalidate or otherwise circumvent our proprietary technology and trademark. Third parties may attempt to obtain patents claiming aspects similar to our patent and trademark applications. If we need to initiate litigation or administrative proceedings, such actions may be costly whether we win or lose.

Our success also depends on the skills, knowledge and experience of our scientific and technical personnel, consultants, advisors, licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. If any of our intellectual property is disclosed, our value would be significantly impaired, and our business and competitive position would suffer.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and compelled to defend against litigation.

If our products, formula, methods, processes and other technologies infringe proprietary rights of other parties, we could incur substantial costs, and may have to obtain licenses (which may not be available on commercially reasonable terms, if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether it wins or loses. All of the above could result in a substantial diversion of valuable management resources.

We believe we have taken reasonable steps, including comprehensive internal and external prior patent searches, to ensure we have freedom to operate and that our development and commercialization efforts can be carried out as planned without infringing others’ proprietary rights. However, we cannot guarantee that no third party patent has been filed or will be filed that may contain subject matter of relevance to our development, causing a third party patent holder to claim infringement. Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

We have never paid cash dividends and are not likely to do so in the foreseeable future.

We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

We do not have a majority of independent directors serving on our board of directors, which could present the potential for conflicts of interest.

We do not have a majority of independent directors serving on our board of directors. In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our stockholders, generally, and the controlling officers, stockholders or directors.

Our business will suffer if Inner Mongolia Yongye loses its land use rights.

There is no private ownership of land in China and all land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be obtained from the government for a period up to 70 years, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. Inner Mongolia Yongye has received the necessary land use right certificate for its primary operating facilities, but we can give no assurance that these land use rights will be renewed on favorable terms or renewed at all. If Inner Mongolia Yongye loses its land right certificates we may lose access to production facilities that may be difficult or impossible to replace. Should we have to relocate, our workforce may be unable or unwilling to work in the new location and our operations will be disrupted during the relocation. The relocation or loss of facilities could cause us to lose sales and/or increase our costs of production, which will negatively impact our financial results.

Our business will be harmed if our major distributors reduce their orders or discontinue doing business with us.

For the year ended December 31, 2007, we sold our products through eighteen major distributors. Our sales through our top three distributors accounted for approximately 74% of revenue. We anticipate that a similar percentage of our products will be sold through some of these and other distributors in 2008. Although we believe that our relationship with these distributors is good, we have no long term supply agreements with them and any or all of them could termination their relationship with us in favor of competitors with increased productions capabilities or offering lower prices or other favorable terms. If some or all of these distributors reduce their orders or discontinue doing business with us, we could have difficulties finding new distributors to distribute our products and our revenues and net income could in turn decline considerably. Our reliance on these major distributors could also affect our bargaining power in getting favorable prices for our products. In addition, untimely payment and/or failure to pay by these major distributors would negatively affect our cash flow.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Lack of experience as officers of publicly-traded companies of our management team may hinder our ability to comply with Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Associated With Doing Business In China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under our current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive a substantial portion of ours sales from China.

Substantially all of our sales are generated from China. We anticipate that sales of our products in China will continue to represent a substantial proportion of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer demand of our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese renminbi into foreign currencies and, if Chinese renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of renminbi to the U.S. dollar had generally been stable and the renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese renminbi to the U.S. dollar. Under the new policy, Chinese renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese renminbi appreciated approximately 2.5% against the U.S. dollar in 2005 and 3.3% in 2006. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese renminbi against the U.S. dollar. We can offer no assurance that Chinese renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements appearing elsewhere herein are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions will result in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese renminbi into foreign currency for current account items, conversion of Chinese renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

If we cannot renew our fertilizer registration certificate, which expires in one year, we will be unable to sell some of our products which will cause our sales revenues to significantly decrease.

All fertilizers produced in China must be registered with the PRC Ministry of Agriculture. No fertilizer can be manufactured without such registration. We have obtained a Fertilizer Registration Certificate from the PRC Ministry of Agriculture. Such certificate was issued in February 2008 and will expire in February 2009. We plan to renew it as required by the PRC Ministry of Agriculture.

Our belief is that the PRC Ministry of Agriculture generally will grant an application for renewal in the absence of illegal activity by the applicant. However, there is no guarantee that the PRC Ministry of Agriculture will grant renewal of our Fertilizer Registration Certificate. If we cannot obtain the necessary renewal, we will not be able to manufacture and sell our fertilizer products in China which will cause the termination of our commercial operations.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

We may not be guaranteed of a continuance to receive the preferential tax treatment we currently enjoy under PRC law, and dividends paid to us from our operations in China may become subject to income tax under PRC law.

The rate of income tax on companies in China may vary depending on the availability of preferential tax treatment or subsidies based on their industry or location. The current maximum corporate income tax rate is 33%. The PRC government promulgated on March 16, 2007 the new Enterprise Income Tax Law that will be effective as of January 1, 2008. Pursuant to the new law, the enterprise income tax of 25% shall be apply to any enterprise. Although we were approved by the local tax authority to be exempted from the enterprise income tax for a five-year period commencing in 2007 and ending in 2012, we do not know whether such new law may change the preferential treatment that was granted to us. Any loss or substantial reduction of the tax benefits enjoyed by us would reduce our net profit.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not currently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the RMB into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In addition, on October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”), which became effective as of November 1, 2005. Notice 75 replaced the two rules issued by SAFE in January and April 2005. According to Notice 75:

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prior to establishing or assuming control of an offshore company for the purpose of obtaining overseas equity financing with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

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an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

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an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change in the capital of the offshore company that does not involve any return investment, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

In addition, SAFE issued updated internal implementing rules (“Implementing Rules”) in relation to Notice 75. The Implementing Rules were promulgated and became effective on May 29, 2007. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies. It remains uncertain whether PRC residents shall go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules, who may indirectly hold our shares through the participation and exercise of incentive stock options granted to our members of our management by Full Alliance.

As a result, we cannot predict how they will affect our business operations following a business combination. For example, our ability to conduct foreign exchange activities following a business combination, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control. In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. We will require all our shareholders, following a business combination, who are PRC residents to comply with any SAFE registration requirements, if required by Notice 75, Implementing Rules or other applicable PRC laws and regulations, although we have no control over either our shareholders or the outcome of such registration procedures. Such uncertainties may restrict our ability to implement our business combination strategy and adversely affect our business and prospects following a business combination.

Recent PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties.

On September 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, or MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or New M&A Rule, which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “Administrative Permits”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

Based on our understanding of current PRC Laws, we are not sure whether the New M&A Rule would require us or our entities in China to obtain the CSRC approval in connection with the transaction contemplated by the Exchange Agreement in connection with the share exchange.

Further, if the PRC government finds that we or our management members did not obtain the CSRC approval, which CSRC may think we should have obtained before our executing the Exchange Agreement, we could be subject to severe penalties. The New M&A Rule does not stipulate the specific penalty terms, so we are not able to predict what penalties we may face, and how such penalties will affect our business operations or future strategy.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities, and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as (2.2)%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Government regulations on environmental matters in China may adversely impact on our business.

Our manufacturing operations are subject to numerous laws, regulations, rules and specifications relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. We make capital expenditures from time to time to stay in compliance with applicable laws and regulations.

We have obtained all permits and approvals and filed all registrations required for the conduct of its business, except where the failure to obtain any permit or approval or file any registration would not have a material adverse effect on our business, financial condition and results of operations. We are in compliance in all material respects with the numerous laws, regulations, rules, specifications and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on our business, financial condition and results of operations.

The PRC governmental authorities have not revealed any material environmental liability that would have a material adverse effect on us. We have not been notified by any governmental authority of any continuing noncompliance, liability or other claim in connection with any of our properties or business operations, nor are we aware of any other material environmental condition with respect to any of our properties or arising out of our business operations at any other location. However, in connection with the ownership and operation of its properties (including locations to which we may have sent waste in the past) and the conduct of its business, we potentially may be liable for damages or cleanup, investigation or remediation costs.

No assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us. Moreover, no assurance can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. State and local environmental regulatory requirements change often.

It is possible that compliance with a new regulatory requirement could impose significant compliance costs on us. Such costs could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

Financial damages may be imposed on us if we are unable to retain certain “financial professionals” as required by the Purchase Agreement.

The Purchase Agreement obligates us to hire a chief financial officer who has experience as a senior financial officer of a United States public reporting company and who is (i) fluent in English, (ii) residing or will reside, upon employment by us, in Asia, and (iii) familiar with (x) GAAP and (y) auditing procedures and compliance for the United States public companies and to enter into an employment agreement with such professional for a term of no less than two years.

Additionally, the Securities Purchase Agreement obligates, the Company, within 180 days following the effective date of this registration statement, to hire a “top 15” independent registered public accounting firm having its principal office in the United States (or other independent registered public accounting firm reasonably acceptable to Roth), that has experience as the independent registered public accounting firm for a United States public reporting company and having principals who are (i) a certified public accountants, (ii) fluent in English, and (iii) an expert in (x) GAAP and (y) auditing procedures and compliance for United States public companies, and to enter into an audit engagement agreement with such firm for a term of no less than 12 months, to conduct the annual financial audit of the Company, prepare the audited annual financial statements of the Company required to be included in its United States public company filings and review and assists in the preparation of the unaudited quarterly financial statements of the Company required to be included in its United States public company filings.

If we fail to comply timely with either of our obligations regarding such financial professionals, we may incur financial damages in the amount of 1% of the proceeds of the Offering, monthly, up to an aggregate amount of 6% of the amount of the Offering.

The imposition of such financial damages would require the use of capital that we had planned to use, and may require, in connection with its business.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of avian flu, severe acute respiratory syndrome, or SARS, or another epidemic or outbreak. From 2005 to 2007, there have been reports on the occurrences of avian flu in various parts of China and elsewhere in Asia, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu, SARS or other adverse public health developments in China may have a material adverse effect on our business operations. Our operations may be impacted by a number of health-related factors, including, among other things, quarantines or closures of our factories and the facilities of our supplier and customers which could severely disrupt our operations, and a general slowdown in the Chinese economy. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu, SARS or any other epidemic.

Risks Related to the Common Stock

If we do not timely file and have declared effective the registration statements pursuant to the Offering and the Share Exchange Agreement, we will be subject to liquidated damages.

Pursuant to the Offering and the Share Exchange Agreement, we entered into the Registration Rights Agreement. Under this agreement, we are obligated to file one registration statement providing for the resale of the shares of Common Stock issued in the Offering (the “Registration Statement”). Pursuant to the Registration Rights Agreement, we agreed to file request acceleration of effectiveness and have declared effective the Registration Statements by certain dates. Although we believe that we and our advisors will be able to take all steps necessary to permit the SEC to declare the Registration Statements effective timely, it is possible that the SEC may, by application of policies or procedures that vary from past policies and procedures, delay the effectiveness of the Registration Statements or make it impractical for us to respond to the SEC in a manner that permits us to declare the Registration Statements effective. If we do not meet these timelines, then we must pay liquidated damages in the amount of an amount equal to 1.0% of the aggregate investment amount per month, subject to a maximum limit of 10% for all liquidated damages payable pursuant to the Registration Rights Agreement. Holders of a majority of the April Investor Shares have waived their right to receive liquidated damages through September 9, 2008, as a result of a delay in requesting acceleration of effectiveness of this Registration Statement.

When the Registration Statement becomes effective, there will be a significant number of shares of Common Stock eligible for sale, which could depress the market price of such stock.

Following the effective date of the Registration Statement, a large number of shares of Common Stock will become available for sale in the public market, which could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. In general, a person who has held restricted shares for a period of six months may, upon filing a notification with the SEC on Form 144, may sell Common Stock into the market in an amount equal to the greater of one percent of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently no public market for our Common Stock, which is traded on the Over-the-Counter Market, and there can be no assurance that a trading market will develop further or be maintained in the future.

The market price of our Common Stock may be volatile.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC quoted stocks in particular. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock. These factors may materially adversely affect the market price of our Common Stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

Our Common Stock is considered “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our Common Stock is less than $5.00 per share and therefore is a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our Common Stock and may affect your ability to sell shares.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the Selling Stockholders, although we may receive proceeds of up to $8,129,390 if all of the Warrants are exercised for cash. We will not receive any additional proceeds to the extent that the Warrants are exercised by cashless exercise. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.

SELECTED FINANCIAL DATA

The following selected financial data is for our predecessor, Inner Mongolia Yongye, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth elsewhere in this prospectus. The selected financial data presented below for the fiscal years ended December 31, 2006 and 2007 are derived from financial statements audited by Patrizio & Zhao, LLC, an independent accounting firm, and should be read in conjunction with the financial statements of Inner Mongolia Yongye and notes thereto, set forth elsewhere in this prospectus.

Selected Historical Financial Data

The following tables set forth selected historical financial information as of the dates and for the periods indicated.

The statement of operations data for each of the two fiscal years ended December 31, 2006, and 2007 and the balance sheet data as of December 31, 2007 have been derived from the audited financial statements for Inner Mongolia Yongye included elsewhere in this prospectus.

	Year Ended December 31,
	2007	2006

SALES	$13,137,406	$3,722,640

COST OF GOODS SOLD	7,274,710	2,710,840

GROSS PROFIT	5,862,696	1,011,800

EXPENSES	925,996	484,796

INCOME FROM OPERATIONS	4,936,700	527,004

Interest expense	(212,239)	(76,819)

Other expense	(365,907)	(2,446)

Total Other Income (Expenses)	(578,146)	(79,265)

INCOME BEFORE PROVISION FOR INCOME	4,358,554	447,739

PROVISION FOR INCOME TAX	0	0

NET INCOME	4,358,554	$447,739

OTHER COMPREHENSIVE INCOME

Foreign currency translation adjustment	723,298	250,911

COMPREHENSIVE INCOME	5,081,852	$698,650

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this prospectus.

Overview

We are engaged in the research, development, and sales of fulvic acid based liquid and powder nutrient compounds. Based on industry research and government information, we believe our proprietary technology for fulvic acid extraction creates some of the purest and most bioactive fulvic acid in China and thus some of the most effective plant and animal nutrients on the market. Our contractural relationship with our predecessor company Inner Mongolia Yongye is to create our own fulvic acid and to control our manufacturing process from procurement of raw materials to final production, we believe that we can provide a high quality product to our customers with the expectation of more reliable results season to season.

We are headquartered in Beijing, China and Inner Mongolia Yongye’s manufacturing plant is located in the Inner Mongolia province of China. Currently, we sell two lines of product based on our fulvic acid base: plant nutrition liquid compound and animal nutrition food additive. Our products start with our Fulvic Acid base then, in addition, we add other natural substances to customize the base for use in our plant or animal lines of products. Our plant products add naturally occurring macro and micro nutrients such as nitrogen, phosphorus, potassium, boron and zinc. Our animal products add natural herbs which provide antibiotic type properties.
Our predecessor company, Inner Mongolia Yongye began recording sales of its first plant product in 2005 and by 2007 marketed and sold both plant product in 10 provinces and animal product in 2 provinces. In 2007 Inner Mongolia Yongye produced approximately 1,100 tons of plant product (106,000 units) which represented 87% of revenue at USD $11.5M and sold it to approximately 125,000 farmers. Our predecessor company also produced approximately 4 tons of our animal product (approximately 13,800 units) which sold to farmers to treat approximately 80,000 animals. This represented 13% of revenue at USD $1.6M. In its highly concentrated form, our plant product was sprayed on approximately 4M Mu of arable land in our top 4 provinces and in our largest province, Xinjiang, it was applied to 8% of the land available for cultivation. Inner Mongolia Yongye’s top 3 provinces by revenue last year represented 80% of sales and were Xinjiang at $6.2M (45%), Inner Mongolia at $2.7M (20%), and Hebei at $2M (15%). Among these provinces, sales are broken up into sales to large farms at 45% and small farms at 55%.

Recent Development

The financials we are reporting for 2007 and 2006 are for our predecessor company, Inner Mongolia Yongye, which has now transferred all 2008 & 2009 sales contracts and income, intellectual property and patents, and personnel, exclusive of manufacturing personnel, into the name of Yongye Nongfeng Biotechnology, the new Cooperative Joint Venture. When this process is complete, Inner Mongolia Yongye will become the primary contract manufacturing company for the new Cooperative Joint Venture and will provide product at a cost plus price for the next five years. Inner Mongolia Yongye will also keep the existing assets and long-term liabilities on its balance sheet.

Factors affecting our operating results

Demand for our products

One major tenet of the 11th Five-Year National Economic and Social Plan (the “NESDP”)(2006-2010) is the focus towards developing China’s western region. This is one of the top-five economic priorities of the nation. The goal is to increase rural income growth which will in turn increase demand for more food and agriculture products. Currently, a large majority of our products are sold in this western region and this government focus will increase our opportunity to sell more plant and animal nutrients to farmers who have to keep up with the demand for higher quantity and higher quality of products.

According to the Asian Development Bank statistics, well over 60% of the nation’s 1.3 billion total population is comprised of low-income, rural farmers. According to the 11 th Five-Year NESDP (2006-2010), raising the level of rural income is a top economic and social goal for the country. Many government initiatives, including removal of certain agricultural and local product taxes, have been implemented to spur rural income development. The government expects annual rural income to grow between 5% and 10% through 2010.

Supply of Finished Goods
Currently, we purchase our finished goods from our main supplier, Inner Mongolia Yongye Biotechnology Company, Ltd and then sell it through our distribution system. In order to generate greater profit margins, we set out to control our cost of goods sold and have put into place a fixed rate contract with our main supplier and this will extend over the next five years. Each quarter we will go through a review process with our supplier to adjust the fixed rate for the next quarter. Thus far, in 2008, we have not received any rate increases.

Earthquake in Sichuan
The earthquake in Sichuan was a devastating event in the recent history of China. While the impact was felt all the way to Beijing, the disruption of business and the ensuing relief efforts were largely contained to the province itself and mainly to the areas nearest the epicenter. Because of this, the impact to our business was minimal. China's Agriculture Minister Sun Zhengcai said in an interview with Xinhua that, “The earthquake will not change the nation-wide situation of agricultural production this year since local output of the affected area is quite small compared to that of the whole country," Sun acknowledged that, “The damage was mainly to planted crops and livestock," he said, adding an urgent harvesting and planting effort has helped minimize the impact and which had no national implications.” Furthermore, he said that “food security remains guaranteed

Seasonality

The second quarter of the year is typically our strongest and this year was no exception with approximately 87% growth over the first quarter in 2008. With such strong seasonal growth in our plant line, our Shengmingsu for animal product sales, which doesn’t experience the same seasonal tapering which our plant product does, mirrored Q1 sales and we expect this to continue in Q3. As for our plant product, we will see some tapering off of sales in Q3 due to the beginning of the ending of the harvest season.

 RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2008 AND JUNE 30, 2007

Three months ended June 30, 2008 (Yongye Nongfeng) compared with three months ended June 30, 2007 (Predecessor)

The following table shows, for the periods indicated, information derived from our consolidated statements of income.

	For the three months ended		Increase
	JUNE 30, 2008	JUNE 30, 2007	/(decrease)
	Unaudited
Net Sales	$17,598,671	$7,441,212	137%
Gross Profit	$9,602,150	$3,533,192	172%
Operating Income	$8,370,441	$3,362,707	149%
Net Income	$7,160,855	$3,312,794	116%

Gross Margins	54.56%	47.48%	7.08%
Net Margins	44.12%	44.52%	-0.4%

EPS- Basic	$0.43	$0.29	48%
EPS- Diluted	$0.41	$0.29	41%

Financial position at quarter ended June 30, 2008 (unaudited) and the year ended December 31, 2007:

	Yongye Nongfeng JUNE 30, 2008 Unaudited	Predecessor Inner Mongolia Yongye DECEMBER 31, 2007 Audited	Increase /(decrease)
Cash	$1,350,330	$376,002	259%
Accounts Receivable, net	$20,613,347	$1,630,609	1164%
PP&E, net	$551,545	$2,486,487	(78)%
Total assets	$28,111,346	$23,131,656	22%
Short-term Bank Loan	-	$5,484,000	(100)%
Long-term Shareholder Loan	$-	$12,153	(100)%
Total stockholders’ equity	$17,345,945	$12,911,472	34%

Our financial condition continues to improve as shown by an increase of 34% in shareholders’ equity during the second quarter of 2008 increasing by $4,434,473 to $17,345,945 at the end of June 30, 2008 from $12,911,472 at the end of December 31, 2007. Cash increased by 259% during the quarter and our accounts receivable increased by 1164% as a result of increased sales volume and longer than anticipated collections on some key accounts. Property, plant and equipment decreased by 78% during the quarter ended June 30, 2008 compared to the prior year end December 31, 2007 because our new business model, after the Reverse Takeover, is as a distribution and sales company and we carved out the 2,000TPA manufacturing facility from our financial structure and it remains with the predecessor company.

Sales Revenue and Gross Profit

Three months ended June 30, 2008 (Yongye Nongfeng) compared with three months ended June 30, 2007 (Predecessor)

	Yongye Nongfeng JUNE 30, 2008 Unaudited	Predecessor Inner Mongolia Yongye JUNE 30, 2007 Unaudited	Increase/ (Decrease)
Sales	$17,598,671	$7,441,212	137%
Gross Profit	$9,602,150	$3,533,192	172%

Sales revenue for the quarter ended June 30, 2008 was $17,598,671, which was an increase of $10,157,459, or 137%, compared with the corresponding period in 2007. This was also a decrease of 21% from estimated Q2 revenues of $22,205,888 which represents our quarterly seasonal sales estimates of 45% of total 2008 revenue generated in Q2.

Gross profit for the Quarter ending June 30, 2008 was $9,602,150, and represented 55% of sales. This was an increase of $6,068,958, or 172%, when compared with the corresponding period in 2007 which ended at $3,533,192. When compared as a percentage of revenues, Gross Profit Margin increased by 8% from 47% to 55% from 2007 to 2008. The overall increase in margin was largely due to our ability to control Cost of Goods Sold through our contract manufacturing agreement as explained above..

Overall, compared with our results in 2007, we have increased our sales exponentially in Q2 of 2008 and we have already exceeded our expectations in building our network for all of 2008 by increasing the number of branded stores from 350 in Q1 of 2008 to 775 in Q2 of 2008, which is an overall increase of 19% compared to our initial estimation of 650 stores. When looking at the increase from the end of 2007, we have increased stores by 575, which is a 288% increase. Additionally, average same store sales are approximately the same which means our branding process has been successful across the network and is stable. This is due in large part to our efforts to standardize the branding process and provide service and support to all store owners and distributors.

	End of 2007	End of Q1 2008	End of Q2 2008
Number of Branded Stores	200	350	775

Sales by Product Line:

	Units Shipped	Yongye International Inc. JUNE 30, 2008 % of Total Sales
Plant	159,216	99.96%
Animals	58	0.04%
Total	159,274	100.00%

Sales by product and province are listed below:

	Animal Product			Plant Product
Province	Units Shipped	% Shipped	Units Shipped	% Shipped
Gansu	0	0%	40,010	25%

Hebei	0	0%	17,000	11%
Inner Mongolia	0	0%	20,500	13%
Others	58	100%	10,506	7%
Shandong	0	0%	8,200	5%
Xinjiang	0	0%	63,000	39%
Totals	58	100%	159,216	100%

We are continuing to expand our markets beyond just our plant product sales as evidenced by the growth of our animal product.

Customers

Three months ended June 30, 2008 (Yongye Nongfeng) compared with three months ended June 30, 2007 (Predecessor)

Our customer base is made up of the distributors working for us in each province; these are not end users of the products. Five major customers accounted for 80% and one major customer accounted for 26% of the Company’s net revenue for the three months period ended June 30, 2008. Five major customers accounted for 98% and one major customer accounted for 51% of the Predecessor’s net revenue for the three months period ended June 30, 2007. The Company and the Predecessor’s total sales to five major customers were $14,062,646 and $7,276,561, for the three months period ended June 30, 2008 and 2007, respectively.

Cost of Sales

Three months ended June 30, 2008 (Yongye Nongfeng) compared with three months ended June 30, 2007 (Predecessor)

	Inner Mongolia Yongye Nongfeng	Predecessor Inner Mongolia Yongye Biotechnology
	JUNE 30, 2008	JUNE 30, 2007	Change
Cost of Sales	$7,996,521	$3,908,020
Percentage of Sales	45%	53%	105% -8%

Cost of Sales for the quarter ended June 30, 2008 was $7,996,521, which is 45% of revenues. This is an increase of $4,088,501 over the previous period which represents an 105% increase overall. As a percent of revenue, this represented an overall decrease of 8% when compared with the corresponding period in 2007, which was 53%. The overall dollar increase in cost of sales was primarily due to the increase in our production plan to meet our overall sales goals. The decrease in percentage of cost of sales was due to more stable pricing from our contract manufacturing agreement.

Suppliers

Inner Mongolia Yongye is Yongye Nongfeng’s main contract manufacturer and provided 100% of Yongye Nongfeng’s purchased finished goods for the three months period ended June 30, 2008. We believe this manufacturer will continue to deliver the finished goods we require at the quality levels we expect. Through our contract, we are able to control our prices and Intellectual Property and expect to do so for the foreseeable future.

Selling, General and Administrative Expenses

Three months ended June 30, 2008 (Yongye Nongfeng) compared with three months ended June 30, 2007 (Predecessor)

	Inner Mongolia Yongye Nongfeng	Predecessor Inner Mongolia Yongye Biotechnology
	JUNE 30, 2008	JUNE 30, 2007	Change
Selling, General and Administrative Expenses	$1,231,709	$170,485	622%
Percentage of Sales	7%	2%	5%

Selling, general and administrative expenses for the quarter ended June 30, 2008 were $1,231,709, an overall increase of $1,061,224, or 622%, when compared with the corresponding period in 2007. This was 7% of revenue which was a 5% increase over the same period last year where these expenses were 2% of revenue. The increase in selling, general and administrative expenses was primarily due to increased, correlated, sales activities, such as advertising and increased staffing expenses related to the build up of the executive and sales teams. Specifically, as referenced in the footnotes, advertising expenses increased $475,719 to $480,457 in June 30, 2008 compared to the same period in 2007 which was $4,738. This is due to our increased media coverage in 6 provinces and print coverage in 10 provinces whereas in the same period in 2007 advertising was primarily word of mouth.

Income Tax

Three months ended June 30, 2008 (Yongye Nongfeng) compared with three months ended June 30, 2007 (Predecessor)

The Company did not carry on any business and did not maintain any branch office in the United States during the three months ended June 30, 2008 and 2007. Therefore, no provision for withholding or U.S. federal income taxes or tax benefits on the undistributed earnings and/or losses of the Company has been made.

The Company’s Cooperative Joint Venture subsidiary, Yongye Nongfeng Biotechnology Co., (“Yongye Nongfeng”), is subject to PRC Enterprise Income Tax at a rate of 25% of net income from its foundation on January 4, 2008 to March 31, 2008, and 1.25% of gross revenue since April 1, 2008. The Predecessor is subject to PRC Enterprise Income Tax at a rate of 33% of net income before year 2008 and 25% of the net income since January 1, 2008. Since the Predecessor is located in the economic development area in Inner Mongolia Autonomous Region, the Predecessor is exempt from income tax according to the tax law in China.

For the three months ended June 30, 2008, the Company’s tax expense was $219,983 and accrued taxes were $406,530 compared to $0 and $893,892 for the same period in 2007.

Net income

Three months ended June 30, 2008 (Yongye Nongfeng) compared with three months ended June 30, 2007 (Predecessor)

	Yongye Nongfeng Biotechnology JUNE 30, 2008	Predecessor Inner Mongolia Yongye JUNE 30, 2007	Increase/ (Decrease)
	Unaudited
Net income	$7,160,855	$3,312,794	116%

Net income was $7,160,855 for the three months ended June 30, 2008 and was 41% of revenue for the quarter. This was an increase of $3,848,061, or 116%, when compared to net income of $3,312,794 for the same period of 2007, and represented 45% of revenue for the quarter. This is an overall increase of 116%, which is the result of an increase in sales revenue due to expansion of our number of branded stores and distribution network overall. By percentage of revenue, however, net income is down 4% over the prior period due largely to other expenses of $387,198 and minority interest of $603,194, which is new for this quarter. These two expenses combined were 6% of revenue for the quarter.

SIX MONTHS ENDED JUNE 30, 2008 AND JUNE 30, 2007

Financial Highlights

In summary, we saw the following financial performance over the last six months:

	For the six months ended		Increase
	JUNE 30, 2008	JUNE 30, 2007	/(decrease)
	Unaudited
Sales	$26,986,639	$8,127,718	232%
Gross Profit	$14,567,619	$3,780,957	285%
Income from Operations	$9,758,017	$3,554,778	175%
Net Income	$7,742,185	$3,358,428	131%

Gross Margins	54%	47%	7%
Net Margins	29%	41%	-12%

Net Sales

Sales revenue increased by $18,858,921, or 232%, to $26,986,639 for the six months ended June 30, 2008 from $8,127,718 for the same period ended on June 30, 2007. This can be attributed to our investment in our distribution channels and build up of branded stores which put more product in the hands of end users. We have increased the number of stores from inception in 2007 to 775 stores by June 30, 2008. The Company and the Predecessor’s total sales to our five major customers were $24,068,529 and $7,961,977, for the six months period ended June 30, 2008 and 2007, respectively.

Gross Profit Margin

We achieved gross profit of $14,567,619 for the six months ended June 30, 2008, up 285% from gross profit of $3,780,957 for the corresponding period in the prior year. Gross profit margin for June 30, 2008 was 54%, up 7% from 47% as compared to the corresponding period in 2007. This is largely attributed to our fixed price contract for finished goods which has stabilized our cost of goods sold.

Selling, General and Administrative ("SG&A") Expenses

We incurred total SG&A expenses of $ 4,809,602, or 18%, of revenue, for the six months ended June 30, 2008. As compared to the same period in 2007, this represented an increase of $4,583,423 or 2026% over SG&A expenses of $226,179 which was 3% of revenue. Much of this increase is due to increased expenses for operating as a public company, hiring additional executive team members and increased advertising expenses which, due to the seasonal nature of our business, must be expended in Q1 and Q2 in order to reach customers for the growing season starting early in Q2.

Net Income

Our net income was $7,742,185 or 29% of revenues for this six month period in 2008 which was $4,383,757 or 12% increase over the same six month period in 2007 which was $3,358,428 and 41% of revenue. The increase reflected continued expansion in sales revenue levels, continued strong demand for our products and sustained profitability.

Basic and diluted earnings per share (EPS) for the six months ended June 30, 2008, were $0.55 and $0.54, respectively, compared to $0.29 and $0.29, in the same period last year, respectively. The weighted average shares outstanding used to calculate basic and diluted EPS for the comparative periods were 14.1 million and 14.3 million and 11.4 million and 11.4 million, respectively.

Impact of inflation

We are subject to commodity price risks arising from price fluctuations in the market prices of the raw materials. We have generally been able to pass on cost increases through price adjustments. However, the ability to pass on these increases depends on market conditions influenced by the overall economic conditions in China. We manage our price risks through productivity improvements and cost-containment measures. We do not believe that inflation risk is material to our business or our financial position, results of operations or cash flows.

Foreign Currency Translation Gains

The reporting currency of the Company is the US dollar. We use our local currency, Renminbi (RMB), as our functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The value of the USD versus the RMB continued to decline during the second quarter of 2008. As a result of the appreciation of the RMB, we recognized a foreign currency translation gain of $277,101 for the second quarter of 2008 compared to a gain of $127,723 for the same quarter last year. Given the uncertainty of exchange rate fluctuations, we cannot estimate the effect of these fluctuations on our future business, product pricing, and results of operations or financial condition. All of our revenues and expenses were denominated in RMB Yuan and both the income statement accounts and balance sheet amounts were translated at 1 RMB Yuan to 0.1414 USD.

Year ended December 31, 2007 to year ended December 31, 2006:

Sales

Sales revenue for the year ending December 31, 2007 was $13,137,406, an increase of $9,414,766, or 253%, compared with the corresponding period in 2006. This increase was the result of an increase in sales volume due to expansion of our sales network through our increase of branded stores and the increase of our animal product to 13% of revenue.

Cost of goods sold

Cost of goods sold for the year ending December 31, 2007 was $7,274,710 which is 55% of revenues. This is an increase of $4,563,870 over the previous period which represents a 168% increase overall. However, as a percent of revenue, this represented an overall decrease of 17% when compared with the corresponding period in 2006 which was 73%. The overall increase in cost of goods sold was primarily due to the increase in our production plan to meet our overall sales goals. The incremental decrease in cost of goods sold was due to more favorable pricing when buying larger quantities of raw materials.

Gross Profit

Gross profit for the year ending December 31, 2007 was $5,862,696, and represented 45% of sales. This was an increase of $4,850,896, or 479%, when compared with the corresponding period in 2006. However, when compared as a percentage of revenues, Gross Profit Margin increased from 27% to 45% from 2006 to 2007. The overall decrease was largely due to our overall decrease in Cost of Goods Sold.

Selling, General & Administrative

Selling, general and administrative expenses for the year ending December 31, 2007 was $925,996, an overall increase of $441,200 or 91% when compared with the corresponding period in 2006. The increase in selling, general and administrative expenses was primarily due to increased sales activities, increased staffing and advertising activities. However, while we increased revenues by 253%, we actually decreased overall spending on Sales, General and Administrative expenses by 46%.

Comprehensive Income

Comprehensive income for the year ending December 31, 2007 was $5,081,852, an increase of $4,383,202 or 627%, compared with the corresponding period in 2006. This increase was the result of an increase in sales revenue due to expansion of our number of branded stores and or distribution network overall. The increase in net income was also due to an exemption from corporate and value added taxes for 2007 according to our status as a high tech company and agricultural company in Inner Mongolia. This represented a gain of $111,934 in 2006 and a gain of $1,089,638 in 2007. Our Foreign Currency Translation was a relative gain of $723,298.

Liquidity and Capital Resources

Inner Mongolia Yongye has historically financed our operations and capital expenditures principally through shareholder loans, bank loans, and cash provided by operations. We will use the net proceeds of the Q2 PIPE Offering of approximately $10 million to finance the purchase of raw materials and finished inventory from Inner Mongolia Yongye, finishing research and development on new products ready for launch in 2008, capital equipment and an expansion of our facilities and production, build out of our distribution network and increasing the number of our branded stores.

As is customary in the industry, we provide payment terms to most of our distributors which typically exceed the terms that we ourselves receive from our finished goods suppliers. Therefore, the Company’s liquidity needs have generally consisted of working capital necessary to finance receivables and raw material inventory. We believe that our existing cash, cash equivalents and cash flows from operations and from the Offering will be sufficient to meet our anticipated future cash needs for the remaining growing season. We may, however, require additional cash resources due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. Therefore, there can be no assurance that such additional investment will be available to us, or if available, that it will be available on terms acceptable to us. Cash and Cash Equivalents balance amounted to $1,350,330 and $376,002 as of June 30,, 2008 and December 31, 2007, respectively.

Financial Cash Flow Highlights for Six Months Ended:

	For the Six Months Ended		Increase
	JUNE 30, 2008	JUNE 30, 2007	/(decrease)
Net cash used in operating activities	(7,604,652)	(4,661,989)	63%
Net cash used in investing activities	(762,418)	(22,380)	3307%
Net cash from financing activities	9,294,492	5,675,591	64%
Effect of exchange rate change on cash and cash equivalents	414,771	21,787	1804%
Net increase in cash and cash equivalents	1,342,193	1,013,009	32%
Cash and cash equivalents at beginning of period	8,137	89,023	(91)%
Cash and cash equivalents at end of period	$1,350,330	$1,102,032	23%

The Company's working capital at June 30, 2008, increased to $17,811,795 from $2,655,790 on December 31, 2007. The increase in working capital resulted from growth in the Company's overall business and the use of cash earnings to fund increases in accounts receivable and inventories. Accounts receivable Days Sales Outstanding for the six months ended June 30, 2008 decreased to 69 days at June 30, 2008 from 81 days at June 30, 2007 and Days Sales in Inventory decreased by 4 days to 75 days at June 30, 2008 from 79 days at June 30, 2007. As is customary in China’s agriculture industry, we give credit terms which allow our distributors to pay over a longer period of time than is traditionally done in other industries.

For the six months ended June 30, 2008, net cash used in operating activities was $7,604,652. Reductions in cash were primarily attributable to increases of $5,196,266 in inventories and $20,613,347 in accounts receivables, . These were offset to some degree by net income of $7,742,185, an adjustment for depreciation of $93,263 and an increase in accounts payable and accrued expenses of $6,772,337.

For the six months ended June 30, 2008, net cash used in investing activities was $762,418 and was primarily attributable to the build out of the Beijing office with improvements of $639,519 over the first six months of 2008 and the purchase of intangible assets (patent and accounting software) of $122,899.

For the six months ended June 30, 2008, gross cash from financing activities was $10,100,651 from the PIPE investment received on April 17, 2008. This was offset by expenses incurred in issuance of stock to shareholders of $806,159 resulting in net cash of $9,294,492.

Impact of inflation

We are subject to commodity price risks arising from price fluctuations in the market prices of the raw materials. We have generally been able to pass on cost increases through price adjustments. However, the ability to pass on these increases depends on market conditions influenced by the overall economic conditions in China. We manage our price risks through productivity improvements and cost-containment measures. We do not believe that inflation risk is material to our business or our financial position, results of operations or cash flows.

Related Party Transactions

Inner Mongolia Yongye is a 1.15% owner of Inner Mongolia Yongye Nongfeng. Mr. Zishen Wu controls Inner Mongolia Yongye and is CEO of Inner Mongolia Yongye Nongfeng Biotechnology. He also sits on the boards of both companies as Chairman. During the period ended June 30, 2008 Inner Mongolia Yongye Nongfeng entered into several intercompany loan transactions with related party entities as described in the footnotes to the financial statements above. Additionally, In January 2008, Inner Mongolia Yongye Nongfeng Biotechnology entered into a Cooperation Agreement with Inner Mongolia Yongye providing for the terms of contract manufacturing of nutrient product and has also entered into a Sales Agreement in April 2008 providing for the sale of existing nutrient inventory. The terms of these agreements have been disclosed in the Joint Venture contract as filed with the SEC on April 17, 2008.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined by standards issued by the Financial Accounting Standards Board, and accordingly, no such arrangements are likely to have a current or future effect on our financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Year ended December 31, 2007 to year ended December 31, 2006:

Sales

Sales revenue for the year ending December 31, 2007 was $13,137,406, an increase of $9,414,766, or 253%, compared with the corresponding period in 2006. This increase was the result of an increase in sales volume due to expansion of our sales network through our increase of branded stores and the increase of our animal product to 13% of revenue.

Cost of goods sold

Cost of goods sold for the year ending December 31, 2007 was $7,274,710 which is 55% of revenues. This is an increase of $4,563,870 over the previous period which represents a 168% increase overall. However, as a percent of revenue, this represented an overall decrease of 17% when compared with the corresponding period in 2006 which was 73%. The overall increase in cost of goods sold was primarily due to the increase in our production plan to meet our overall sales goals. The incremental decrease in cost of goods sold was due to more favorable pricing when buying larger quantities of raw materials.

Gross Profit

Gross profit for the year ending December 31, 2007 was $5,862,696, and represented 45% of sales. This was an increase of $4,850,896, or 479%, when compared with the corresponding period in 2006. However, when compared as a percentage of revenues, Gross Profit Margin increased from 27% to 45% from 2006 to 2007. The overall decrease was largely due to our overall decrease in Cost of Goods Sold.

Selling, General & Administrative

Selling, general and administrative expenses for the year ending December 31, 2007 was $925,996, an overall increase of $441,200 or 91% when compared with the corresponding period in 2006. The increase in selling, general and administrative expenses was primarily due to increased sales activities, increased staffing and advertising activities. However, while we increased revenues by 253%, we actually decreased overall spending on Sales, General and Administrative expenses by 46%.

Comprehensive Income

Comprehensive income for the year ending December 31, 2007 was $5,081,852, an increase of $4,383,202 or 627%, compared with the corresponding period in 2006. This increase was the result of an increase in sales revenue due to expansion of our number of branded stores and or distribution network overall. The increase in net income was also due to an exemption from corporate and value added taxes for 2007 according to our status as a high tech company and agricultural company in Inner Mongolia. This represented a gain of $111,934 in 2006 and a gain of $1,089,638 in 2007. Our Foreign Currency Translation was a relative gain of $723,298.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions, and estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. The second footnote to the company's financial statements (Summary of Significant Accounting Policies) describes the major accounting policies and methods used in the preparation of the financial statements.   Estimates are used for, but not limited to, accounting for the allowance for doubtful accounts, revenue recognition, inventories, depreciation and amortization, intangible and long lived asset impairments, contingencies, and taxes. Actual results could differ materially from these estimates. A material change in these or other estimates could potentially have a material impact on results of operations.   One such accounting policy which requires significant estimates and judgments is the allowance for doubtful accounts. The allowance for doubtful accounts is based on the company's assessment of the collectability of accounts receivable. Although management believes that the current allowance is sufficient to cover existing exposures, there can be no assurance against the deterioration of a major customer's creditworthiness, or against defaults that are higher than what has been experienced historically. If our estimates of the recoverability of amounts due to us are overstated, it could have an adverse impact on results of operations.

Revenue recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits. Sales revenue represents the invoiced value of goods, net of value-added tax (VAT). All of the Company’s products sold in the PRC are subject to a Chinese value-added tax at a rate of 13% to 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing the finished product.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s financial statements include the useful lives of and impairment for property, plant and equipment, potential losses on uncollectible receivables and convertible notes. Actual results could differ from these estimates.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities, and long term debts to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

The Company also analyzes all financial instruments with features of both liabilities and equity under SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The convertible preferred shares issued in 2005 and the convertible note issued in 2007 did not require bifurcation or result in liability accounting. Additionally, the Company analyzes registration rights agreements associated with any equity instruments issued to determine if penalties triggered for late filing should be accrued under FSP EITF 00-19-2, “Accounting for Registration Payment Arrangements.”

Fair value measurements

The Company adopted SFAS 157, “Fair Value Measurements” on January 1, 2008. SFAS 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The three levels are defined as follow:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Contractual obligations and commercial commitments

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

DESCRIPTION OF THE BUSINESS

General Development of the Business

Prior to the Share Exchange, we were a public “shell” company with nominal assets. We were incorporated in the State of Nevada on December 12, 2006 and engaged in the business of offering sunless tanning services and selling tanning lotions. In 2008, we began to pursue an acquisition strategy, whereby we sought to acquire an undervalued business with a history of operating revenues in markets that provide room for growth.

As a result of the Share Exchange, we are now engaged in the research, development, and sales of fulvic acid based liquid and powder nutrient compounds used in the agriculture industry. Based on industry research and government testing, we believe our proprietary technology for fulvic acid extraction creates some of the purest and most bioactive fulvic acid and thus some of the most effective plant and animal nutrients on the market in China . Our contractual relationship with our predecessor company Inner Mongolia Yongye, is to create our own source of fulvic acid and to control our manufacturing process from procurement of raw materials to final production, which will allow us to provide a high quality product to our customers with more reliable results from season to season.

In November 2007, Asia Standard, a wholly owned subsidiary of Fullmax Pacific, formed in May 2007 under the law of the British Virgin Islands, entered into a Sino-foreign cooperative joint venture agreement with Inner Mongolia Yongye to form the new Cooperative Joint Venture, Yongye Nongfeng Biotechnology under PRC law, which was incorporated and approved by the Inner Mongolia Department of Commerce and the Inner Mongolia Administration for Industry and Commerce on January 4, 2008. Since its formation, Inner Mongolia Yongye has been in the business of researching, producing and selling its own proprietary plant nutrient products.

We operate our businesses in China primarily through Yongye Nongfeng Biotechnology which is 99.5% owned by Asia Standard and 0.5% owned by Inner Mongolia Yongye. The percentages reflected here represent the equity ownership of each entity assuming that the total amount of registered capital of the CJV, which is $21,000,000, of which $20,900,000 shall be contributed by Asia Standard Oil Limited, and $100,000 shall be contributed by Inner Mongolia Yongye Biotechnology Co., Ltd, has been fully paid. Please note however that to date, Asia Standard Oil Limited has not fully paid its portion of the registered capital of the CJV, such that the equity ownership of each entity based solely upon the amount of registered capital that has been paid to date is 98.85% owned by Asia Standard Oil Limited and 1.15% owned by Inner Mongolia Yongye Biotechnology Co., Ltd. Asia Standard Oil has until May 2009 to pay the remainder of its portion of the registered capital of the CJV. To date, Inner Mongolia Yongye, the primary contract manufacturer for Yongye Nonfeng Biotechnology, has assigned its management team, customers, sales contracts and one of its patents to Yongye Nongfeng Biotechnology and became the primary contract manufacturer for Yongye Nongfeng Biotechnology Co., Ltd.

Set forth below is our structure prior to the Share Exchange and April Offering:

Our current corporate structure is set forth below:

(1) The percentages reflected here represent the equity ownership of each entity assuming that the total amount of registered capital of the CJV, which is $21,000,000, of which $20,900,000 shall be contributed by Asia Standard Oil Limited, and $100,000 shall be contributed by Inner Mongolia Yongye Biotechnology Co., Ltd, has been fully paid. Please note however that to date, Asia Standard Oil Limited has not fully paid its portion of the registered capital of the CJV, such that the equity ownership of each entity based solely upon the amount of registered capital that has been paid to date is 98.85% owned by Asia Standard Oil Limited and 1.15% owned by Inner Mongolia Yongye Biotechnology Co., Ltd. Asia Standard Oil has until May 2009 to pay the remainder of its portion of the registered capital of the CJV.

We are headquartered in Beijing, China and Inner Mongolia Yongye’s manufacturing plant is in the Inner Mongolia province of China. Currently, we sell two lines of product based on our fulvic acid base: plant nutrition liquid compound and animal nutrition food additive. Our products start with our Fulvic Acid base which is, added to other natural substances to customize the base for use in our plant or animal lines of products. Our plant products add naturally occurring macro and micro nutrients such as nitrogen, phosphorus, potassium, boron and zinc. Our animal products add natural herbs which provide antibiotic type properties.

Our predecessor company, Inner Mongolia Yongye began recording sales of its first plant product in 2005 and by2007 marketed and sold both plant product in 10 provinces and animal product in 2 provinces. In 2007 Inner Mongolia Yongye produced approximately 1,100 tons of plant product (106,000 units) which represented 87% of revenue at USD $11.5M and sold it to approximately 125,000 farmers. Our predecessor company also produced approximately 4 tons of our animal product (approximately 13,800 units) which sold to farmers to treat approximately 80,000 animals. This represented 13% of revenue at USD $1.6M. In its highly concentrated form, our plant product was sprayed on approximately 4M Mu of arable land in our top 4 provinces and in our largest province, Xinjiang, it was applied to 8% of the land available for cultivation. Inner Mongolia Yongye’s top 3 provinces by revenue last year represented 80% of sales and were Xinjiang at $6.2M (45%), Inner Mongolia at $2.7M (20%), and Hebei at $2M (15%). Among these provinces, sales are broken up into sales to large farms at 45% and small farms at 55%.

Industry and Market Overview

To understand our business, it is important to understand China’s economy. China is growing from a largely semi-subsistence economy to an urban economy. Consumers are demanding more agricultural products with better quality and inflation is setting in across the country. The agricultural industry in China is growing tremendously to keep up with this domestic demand, but added to this is a global demand for China’s agriculture products. This is creating much volatility in its supply chain and farmers are at the crux of both the problem and the solution for both crop and animal production and this is where our products match market need.

Currently, crop production in China is limited to only 155 million hectares of arable farm land which is about 10% of all of China’s land source. The high population density in China requires that each hectare of land feed an average of 10 people versus 4.4 world average, which means farm land is being used at close to capacity levels just for domestic production levels. Exports push this to maximum capacity levels so further growth in farming capacity must come from new input technologies.

Also, with the growth of the economy has come consumers’ demand for a wider choice of food options and one key area of growth is the demand for dairy products. The Chinese Government has now attached great importance to the development of this industry and it is now growing after being dormant for many years. However, average yield per cow is only about 2,000kg, indicating relatively low productivity. One major reason for this low production is Mastitis which is an inflammation of the teats which slows down milk production. This is an industry wide problem where 35-40 cows out of 100 have some form of mastitis and it is typically treated with antibiotics.

With this as a backdrop, we began selling our plant and animal nutrient products into the agriculture industry to help farmers increase their farming outputs. In crop production, our product assists farmers in generating higher yields from their crops and our first line of animal product for dairy cows assists with the reduction of mastitis to increase milk production.

“Fertilize the Plant and Not the Ground”

China also has the world’s largest population, which it sustains on a very low amount of arable land on a per capita basis - 0.04 hectare. This is approximately 50% of that present in the United States (Source: US Census Bureau, www.census.gov). This combination of limited arable land and a large and growing population has created a significant need to increase the output of crops per hectare in China. China’s agricultural output increased 19% from 1988 to 2004 (the total crops output was 394,080,000 tons in 1988 as compared to 469,469,000 tons in 2004).

For the agricultural input industry, an increase in the use of fertilizers - 8,840,000 tons were used in 1978 compared to 46,366,000 tons used in 2004 has contributed to the growth. As a subset of the broader fertilizer market, the use of compound fertilizers in China has likewise increased, from 2,720,000 tons in 1980 to 12,040,000 in 2004. Fertilizer, however, has only a 30% impact on Chinese crops as 70% of the nutrients are lost due to poor management.

This is a typical scenario in most developing nations and this has prompted the Food and Agriculture Organization of the United Nations in 2003 to begin educating farmers on proper plant nutrient management in farming. The key point is that the UN is encouraging farmers to increase nutrients to the plant without increasing the amount of fertilizer used and this supports not only our plant nutrient approach, but also our educational approach to selling our product- helping farmers to increase yields via overall education and proper use of input products.

Principal Products and Services

The base of our product is our own proprietary fulvic acid compound. Fulvic acid is a complex, acidic, biochemical polymer which is produced naturally by the decomposition of plant material over a long period of time. Fulvic acid binds itself to cellulose fibers and strengthens the cell walls of plants and animals and acts as a transport agent helping cells absorb the essential minerals and elements for growth. Fulvic acid usually carries 70 or more minerals and trace elements as part of its molecular complexes. These are then in ideal natural form to be absorbed by plants and interact with living cells. Plants readily absorb high amounts of fulvic acid, and more readily maintain the minerals and trace elements brought in by Fulvic acid. . Fulvic Acid creates bioactivity in plant cells and makes them healthier.

We believe Fulvic Acid (FA) has its key attributes when used in the agricultural industry for both plants and animals:

• Dissolves and then absorbs minerals into itself;

• Polymer properties protects vitamins and minerals during uptake or digestion;

• Contains many essential nutrients for health and growth;

• Works especially well in adverse conditions;

• Increases natural strength and ability of cells to fight off sickness and disease;

• Scavenges free radicals and removes toxins such as heavy metals and pollutants;

• Increases oxygen intake into the cells, and;

• Maximizes enzyme development which results in better uptake or digestion.

The principle raw material used in creating Fulvic Acid is Humic Acid (HA). Humic Acid is a naturally occurring humic substance. Humic acid exhibits a high cation exchange (a chemical process in which cations of like charge are exchanged equally between a solid and a solution.) capacity which serves to chelate plant nutrient elements and release them as the plant requires. The chelation process holds the nutrients in the soil solution and prevents their leaching and runoff. What is more, humic acids can bind soil toxins along with plant nutrients, thereby strongly stabilizing soils. The regular use of HA organic liquid compound fertilizer enable fertilizer, insecticide, herbicide and water use to be cut by up to a half or more. This mechanism is important to environmental protection, since it prevents contamination of water sources caused by runoff.

Product Functions and Results: Plant Line

Our plant products are sold by the 20 ml bottle and in cases of 100 bottles each. The average farmer in China has a cultivated land area of 2-4 Mu and this requires about 6-12 bottles of product which is sprayed on every 15 days over a 45 day growing period. If the farmer uses our product correctly, he can decrease the use of fertilizers to normal levels and decrease overall usage of pesticides and herbicides which may reduce their overall input costs. Internal studies show that, depending upon the crop, the farmer will see increases in yields and value in the market place which should increase overall income. Each crop varies in response to the product but farmers will see increases on par with the following results under the proper fertilizer and water conditions:

Crop	Yield
Capsicum (green pepper)	increases yield by up to 22.7%;
Carrot:	increases yield by up to 26.5%;
Celery:	increases yield by up to 26.3%;
Cucumbers:	increases yield to 21.7%, and the leafs are greener, the plants are higher by 3.0cm, and earlier to market by 11 days;
Grapes:	increases weight of individual grape 0.4g, 18.2%, increases sugar content 37.5%;
Potatoes:	increases yield up to 17.3%, and the leafs are thicker and they bloom 7 to 10 days earlier;
Watermelon:	increases yield by up to 16.9%, increases sugar content 0.8%-1.8%.
Wheat:	increases yield up to 10.7%;

Product Functions and Results: Animal Line

Currently, our animal product line is specifically targeted at the dairy cow though we plan to develop products customized for other animals in the future. Our animal products will help in the increased capacity of the dairy supply chain by increasing the health of the dairy cows and healing their problems with mastitis. We use our base of Fulvic Acid and add the Chinese Herbs Matrine & Oxymatrine.

The financial impact for farmers from using our product is an annual net profit increase per cow just for normal production increase and if used for treatment of mastitis, decreases the use of antibiotics and increases annual net profit also. We sell our product in 300g bags which contain ten (10) 30g packets in each bag. A typical regime of use would be 1 cow taking 1.5g daily over a 100 day period of time.

Raw Materials and Suppliers

The humic acid our contract manufacturer, Inner Mongolia Yongye, uses comes from lignite coal which is mined in Inner Mongolia and it can be purchased for about USD $273 per metric ton. Humic Acid is mined from lignite or Leonardite coal. Leonardite is defined as a highly oxidized low grade lignite that contains a relatively high concentration of the smaller molecular units (fulvic acids (FA)). China has approximately 12% of the world’s lignite reserves according to the survey of energy resources published by the World Energy Council.

Inner Mongolia Yongye is able to produce its high quality fulvic acid base product by controlling the input of humic acid from its direct, contracted suppliers. Currently, they have three principal suppliers which are all in Hohhot City: Heng Ya Trading Company, Bo Yi Ze Trading Company, Feng Li Trading Company and Sinochem. Their main supplier has dedicated one production line to us and has based their production one design on our specific technical requirements. This line produces much of the humic acid we need, but only constitutes about 40% of their capacity. The other suppliers take up slack in supply when needed.

In addition to humic acid, we also utilize up to 18 different components in our production process, all of which can be readily obtained from numerous sources in local markets and require no special purchase requirements.

Manufacturing Process

Our competitive advantage begins with our core intellectual property and our contractual relationship with our predecessor company Inner Mongolia Yongye’s cost effective production capability. Our chief scientist has been working specifically on Inner Mongolia Yongye products for the last five (5) years and has over forty (40) years of experience in the industry. This has led to two (2) Invention Patents pending held by Inner Mongolia Yongye which will be used in the manufacturing process. These patents cover the formulation of our unique plant and animal nutrient products and two (2) technology patents which covers its extraction of the Fulvic Acid and the stabilization of the product for addition of the proprietary nutrient formulas. Our products are approved and certified by the PRC Ministry of Agriculture.

Inner Mongolia Yongye’s production procedure is scientifically designed to ensure that our back-end product takes advantage of our front-end Intellectual Property and our vertical integration of our main raw materials provider to ensure constantly high quality product. Inner Mongolia Yongye is ISO 9001:2000 (certified in July 2007) quality control certification. Hohhot Industry and Commerce Bureau AAA trusted company award (July 2007) and Greenfood production material logo (August 2008) production facility. To control the quality and the intellectual property of our products, Yongye Nongfeng Biotechnology R&D department inspects all raw materials shipments to Inner Mongolia Yongye and manages the arrangement of mixing parcels which are then mixed together by Inner Mongolia Yongye manufacturing department based on a schedule given them each day. The production facility is housed in a 2,000 sq. meter building which is adjacent to a 4,000 sq meter building used for heating and water filtration. The actual production process for Fulvic Acid is the key intellectual property component. This process, generally described, is as follows:

• Humic Acid is mixed with water and sodium hydroxide to form a solution.

• The Humic Acid is precipitated as a solid while maintaining the solubilized Fulvic Acid in solution.

• The solid Humic Acid and the solubilized Fulvic acid are separated.

• The Fulvic Acid Compound is then mixed with special nutrients for its plant and animal product lines.

• The animal product is turned into a powder.

• Other customization is completed as required by customers

Our products are packaged in bottles, bags and boxes. Each type of packaging material, along with packaging labels, are purchased from 3 to 4 manufacturers. These materials are readily available in the market. The products are then assembled and packaged in Inner Mongolia and shipped to distributors and retailers.

Manufacturing Outsourcing Contract

Currently, Yongye Nongfeng Biotechnology, has negotiated an outsourcing contract with Inner Mongolia Yongye for the production of our finished nutrient product. All employees will transfer to us except those needed to run the manufacturing facility wherein we basically become two businesses existing in one facility which we believe will allow us to keep our tax favorable treatment which we currently enjoy. The contract between the two companies has the following stipulations:

•
Yongye Nongfeng Biotechnology has negotiated a flat fee arrangement with Inner Mongolia Yongye of RMB 350 per unit for our plant product and RMB 120 per unit for our animal product. The term for this agreement is five (5) years with quarterly options to renew based on general prevailing conditions at the time.

•
Yongye Nongfeng Biotechnology will work towards purchasing the existing site and/or expanding to new production lines in the future. We will also work towards building OEM relationships with other manufacturers in a way which will give us avenues for additional capacity while also protecting our IP.

•
Yongye Nongfeng Biotechnology will have the option to purchase all the equipment, facilities and land use right of Inner Mongolia Yongye during the first two (2) years of the agreement, at the minimum purchase price permitted by the Chinese government or a book price.

•	The amount of rent to be paid during the term of the agreement depends on the amount of space used by Yongye Nongfeng Biotechnology., with the fee equaling RMB 2 per square meter per day.

Marketing and Sales Support

Our sales staff is trained to work with our branded stores, banner stores and distributor network to ensure that our customers receive the right product and after-sales support. We overlay this sales and support network on top of our store and distributor network in a way that our sales and support staff are project managers who oversee 3 – 10 stores each depending upon their region and capability level. They will in turn hire contractors to assist them in various areas to ensure enough coverage exists in each area.

Our staff shares its knowledge base by walking through farming communities, organizing training courses, inviting local agricultural experts and university professors to speak on proper agricultural techniques as well as the use of our product. We ended 2007 with sales staff of 80 and support staff of 11 and project that in 2008 we will have 100 sales and 20 support staff and in 2009, 120 sales and 25 support staff. Our management in Beijing work with these staff to coordinate all marketing and sales activities.

In the past we have grown via market trials and word of mouth, but in 2008 we plan to introduce many larger market media programs. We will work with our independent distributors to coordinate television advertisements on local channels and arrange other mass media events. We will continue to use conferences and seminars, newspaper ads and, pamphlets to get customer recognition and product branding. Our staff emphasizes the technological components of our products to help end users understand the differences in products available and how to use them. Word-of-mouth advertising and sample trials of new products in new areas are essential.

One new strategy will include an infomercial campaign to promote and educate farmers on benefits of Yongye’s nutrient products and provide in-store training for farmers on the use of the products. In this way, we hope to increase the predictability of operational and sales performance for both the franchisee and the farmer.

Distribution & Sales Network

The marketing and distribution of the product is a key element of our growth strategy. Our goals are to control our channels, penetrate our target markets and retain our customers. Currently we are implementing a three pronged approach to accomplish this: Corporate Direct Sales, Community-Direct sales and Distributor Network sales. We have observed successful distribution models in our industry and other industries such as the Pharmaceutical and IT industries and we have take elements of them all to create a very unique approach among agriculture companies. These are described below for both our plant and animal product lines.

Corporate Direct Sales

Though a smaller part of our business, Corporate Direct Sales allows us to sell product directly to large farms at a fixed price. In our plant line, this occurs most frequently in Xinjiang Province where most of our customers are larger farm owners. In our animal line, this includes large dairies primarily in Inner Mongolia and Xinjiang province.

Community Direct Sales

This is done through our “community-direct” model which either creates a “branded” franchise store where our products are on center stage or a sales partnership in a “banner” store where our products are prominently displayed. This creates a local feel for a national product in the minds of our customers and by co-investing in each location with a local, independent owner. We expect to grow the stores at a faster rate than we could implement corporate stores in an organic fashion. The owners will in turn receive a proven system of resources, tools, training and local promotion in getting their products into the market. We currently have 200 Branded stores and anticipate growth to 600 stores with most of the growth occurring in the provinces we are already selling in.

	Stores
Province	2007	2008

Xinjiang	100	200

Hebei	36	100

Inner Mongolia	25	100

Gansu	0	50

Other	39	200

Total	200	650

Distributor Network

Our Distributor Network channel is comprised of agents who take on our product and sell it through a chain of agents which ultimately sell it to a retail location. Our Distributor Network consists of 18 distributors who sell the product through our branded stores and distribution points in each province. Our top 3 distributors accounted for approximately $9.7M (74%) revenue and distributed products to approximately 151 of our branded stores. When we take on distributors, we set up mutually agreed upon sales target agreements which enable us to become contract manufacturers for them once they order product. In these agreements, we do not allow distributors to return product once shipped. The targeted sales price per unit at each level of distribution is as follows:

Province	$100
City	$104
County	$117
Banner Store	$145
Village	$163

Plant Products

As of the end of 2007, our largest sales areas are Xinjiang, Hebei, and Inner Mongolia which constituted 80% of our revenue. Gansu is projected to be our 4th largest province in 2008 with signed sales targets of over USD $13M and products ready to ship in March 2008. Six others have a smaller but growing sales volume.

Animal Products

By the end of 2007, we sold USD $1.6M in animal products primarily to farmers in Inner Mongolia (66%) and other provinces (33%). We anticipate the sale of our animal product to grow in revenue, but when compared to our overall growth in plant products, it will continue to remain a small percentage of revenue (projected to be 5% of overall revenue in 2008).

Competition

The Chinese fertilizer industry is highly fragmented. By 2007, there were over 2,000 fertilizer products in the government’s registry. We compete more specifically with producers of fulvic acid products and there are 164 of these in the registry (Source: Chinese Fertilizer Net). Of these 164, only 4 other products are similar to our in the type of raw materials added. We will briefly describe below the top 3 producers of these products.

1. Dry Dragon – USD $16M. Based in Xinjiang and in business for 15 years.

2. Penshibao – USD $13.5M. Based in Guangxi. Founded in 1985.

3. Yongye – USD $13.1M. Currently, we are # 3 in this space.

Competitive Advantages

We believe that we have the following five competitive advantages:

1. Unique formula for both plants and animals. Our pending patents, as listed below, are for the invention of the specific formulas for our base plant and animal products. We are the first company to establish such formulas in our industry and we will continue to improve and diversify them based on customer need.

2. Recognized and certified product offerings. We are well recognized in our markets because we work with government authorities to establish the strength of our product and company and we work with farmers in creating loyalty via our sales and support process. This leads to high recognition. We also make sure our products are certified in all the appropriate ways.

3. Provide direct technical and support services to farmers who purchase products. We create strong customer loyalty by supporting farmers from product trials through initial purchase and finally into large quantity purchases. We will educate farmers in yield production techniques and how our products are part of this process. We will then show them how our product works and even set up trials in specific areas. We will then help them use the product throughout the season as well.

4. Cost effective extraction of fulvic acid on an industry scale. Based on internal and industry studies, our extraction process is unique in our industry and we not only create a better fulvic acid base for our products, but do it in a very cost effective manner. This allow us to create a better product at a competitive price.

Growth Strategy

Our strategic growth plan in 2008 capitalizes on the following market conditions to build long term profitability:

We expect to increase our “community-direct” style of branded stores to grow from 200 to 650 in our 4 largest provinces.

We expect to see sales of product in 10 provinces – our four largest provinces will grow in sales and 6 new provinces which meet our specific criteria for arable land will come on line.

We expect to provide ongoing corporate functions of business development, marketing and technical support to the distributors who sell our products;

We plan to work with government agencies to help us source locations for new stores and to endorse our products which are already in sales in their location.

New Products for 2008

We will continue to develop market driven additions to our product lines and in 2008, we plan to roll out the following products:

Plant Products

Currently, we use a universal product base for sales, but will increase our product offerings to the following:

Corn, La Jiao Pepper, Wheat, Rice, Cucumber, Tomato, Cotton, Potato, Sunflower, Grapes, Tropical Fruits and Flowers.

When we introduce these products into the market place, we will charge a small percentage more than we do for the universal product which should increase our revenue by a small amount. This will not replace our universally applied product as we will leave it in the market as well. We also expect to increase the price as demanded by the market.

Animal Product

After successful sales in our test market, we will continue to offer our Dairy Cow products, but will increase sales of the product in more provinces. We are also working on the introduction of products for pigs, chickens and sheep.

Inventory

The majority of orders come from mutually agreed upon targets we work out with our distributors on an annual basis. This gives us our annual production plan and is filled as distributors place orders based on the above annual targets and are produced upon demand by distributors and shipped directly to them upon completion.

Intellectual Property

We have carried on independent research for many years in the area of biochemistry including humic acid and fulvic acid research, development and industrialization. Our research has produced the intellectual property we currently use. Inner Mongolia Yongye filed two invention patent applications with the State of Intellectual Property Office of the PRC with the application numbers 200610131953.7 and 200510118240.2. Currently, those two patent application are pending. We expect those two patents to be issued in the name of Yongye Nongfeng Biotechnology Co., Ltd. in March 2008. We also filed two trademark registration applications with the Trademark Bureau of the State Administration of Industry and Commerce of the PRC.

Our patents cover the mixture of both the base formulas for the plant and animal nutrient products. Once the patents are issued, we will work with our exclusive contract manufacturers to ensure our Intellectual Property is protected. The Inner Mongolia Science & Technology Department has tested and compared our fulvic acid product with other fulvic acid products and found that it has a lighter weight and higher bio-activity than the other products it tested. Our extraction process for fulvic acid will remain a trade secret and will be protected by a non-compete contract with Professor Gao Jing.

In addition to trademark and patent protection law in China, we also rely on contractual confidentiality and non-compete provisions to protect our intellectual property rights and brand. We also take the further steps of limiting the number of people involved in the production process and, when taking in raw materials and preparing them for mixture, we refer to each ingredient by a number rather than its name.

Our product development life cycle is an important part of the way we do business. We bring new products to market in the following way: market research, funding approval, R&D on product, trials, approvals, model for marketing and market entry. The typical process may take up to 3 years depending upon the governmental approval process.

Government Regulation

Our products and services are subject to regulation by governmental agencies in the PRC and Shaanxi Province. Business and company registrations, along with the products, are certified on a regular basis and must be in compliance with the laws and regulations of the PRC and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses. Our licenses include:

Operating license

Our operating license enables us to undertake research and development, production, sales and services of humic acid liquid fertilizer, sales of pesticides, and export and import of products, technology and equipment. The registration No. is 0479897, and it is valid between January 4, 2008 and January 3, 2018. Once the term has expired, the license is renewable.

Green Food Certified

All of our fertilizer products are certified by the PRC government as green products for growing Grade AA “Green” foods which means they contain little or no chemical materials and can be used to grow organic foods. This is given by the China Green Food Research Center which has been researching organic food issues since 1992 and is part of the PRC Ministry of Agriculture. Our certificate is valid from August 2007 to August 2010 and requires an annual inspection.

Fertilizer Registration

Fertilizer registration is required for the production of liquid fertilizer and issued by the Ministry of Agriculture of the PRC. Our registration number is Agriculture Fertilizer No. 2630 (2007).

Employees

The past few years have seen tremendous growth in the company and our employee base has also grown to scale with the business. Here are our 2007 and 2008 numbers broken out between Yongye Nongfeng Biotechnology Co., Ltd. (YNFB), and its contracted manufacturing company Inner Mongolia Yongye Biotechnology Co., Ltd. (YBL) :

	2007	2008
Category	YBL	YNFB	YBL

General	31	39	0

Manufacturing	60	0	60

Research & Development	15	15	0

Sales & Support	91	161	0

Total	197	215	60

Going forward, all employees, excluding manufacturing staff, will have signed contracts with Yongye Nongfeng Biotechnology Company, Ltd. and will work for us exclusively.

Property

Our principal executive offices are located at 6th floor, Xue Yuan International Tower, No. 1 Zhichun Road, Haidian District, Beijing PRC and the telephone number is 011-86-8231-8626. The office space is approximately 1,000 square meters in area. Inner Mongolia Yongye’s main production facility is in the High Tech Economic Development Zone in Hohhot City in Inner Mongolia.

There is no private ownership of land in China. All land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. Inner Mongolia Yongye owns the land use rights for the land on which its manufacturing facility is situated, which have a term of 50 years from 2003.

DIRECTORS AND EXECUTIVE OFFICERS

Departures and Appointments

At the closing of the Share Exchange, Kim McElroy resigned from her position as the sole officer of the registrant and Mr. Zishen Wu was appointed to serve as Chief Executive Officer and President, Vini Dharmawan was appointed to serve as Chief Financial Officer, Secretary and Treasurer, Zhao Qiang was appointed to serve as VP Sales and Marketing, Professor Gao Jing was appointed to serve as Chief Scientist, and Larry Gilmore was appointed to serve as VP Corporate Strategy.  Ms. Dharmawan subsequently resigned as Chief Financial Officer on July 23, 2008, and Mr. Gilmore was appointed by the Board of Directors to serve as Interim Principal Financial Officer until a permanent replacement for this position has been identified. On August 26, 2008, the Board removed Ms. Dharmawan as Secretary and appointed Ms. Zhu Ling to serve as Secretary. Ms. Dharamawan continues to serve in the capacity of Treasurer.

Prior to the consummation of the Share Exchange, our Board of Directors was comprised of one sole director, Ms. McElroy. At the closing of the Share Exchange, Wu was appointed to serve as Chairman of the Board of Directors by Ms. McElroy. Ms. McElroy has tendered her resignation as a director, which became effective on the closing date of the Share Exchange, and Messrs. Sun Taoran, Zhao Qiang, Zhang Haiming and Guo Xiaochuan were appointed to the Board of Directors immediately upon such effectiveness. Each will continue to serve as directors of the registrant and shall hold office until the next election of directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

Set forth below is information regarding our current directors and executive officers as of September 8, 2008.

Name	Age	Position

Zishen Wu	39	Chief Executive Officer, President and Chairman

Sun Taoran	38	Vice Chairman

Zhao Qiang	42	VP Sales and Marketing and Director

Gao Jing	66	Chief Scientist

Larry Gilmore	45	Interim Principal Financial Officer and VP Corporate Strategy

Zhang Haiming	47	Independent Director

Guo Xiaochuan	42	Independent Director

Zishen Wu, Chief Executive Officer, President and Chairman

Mr. Wu has been CEO and Chairman of the Board of Directors since the inception of the Company in 2001. Mr. Wu began his career as official at the State Planning Department in Inner Mongolia between 1984 to 1988. From 1989 to 2000, Mr. Wu had been appointed in various managerial position from General Manager to Chairman of several State Owned Conglomerates in textile, diary and agriculture industries. In 2001, Mr. Wu founded Yongye Technology Company in Inner Mongolia to distribute consumer electronics with annual sales of 80 million RMB. In 2003 Mr. Wu founded Yongye Organism Technology Company to product plant and animal nutrients. Mr. Wu currently is the deputy director for the Inner Mongolia Charmer of Commerce and a member of executive committee for industry and commerce association in Inner Mongolia.

Sun Taoran, Vice Chairman

Mr. Sun joined the Company as the Vice Chairman in 2004. Mr. Sun has over 16 years experience with leading media and marketing company in China. From 1991, Mr. Sun co-founded a media company with several well known publications. He was managing one of the key managers and share holders in the media company until 2001. In 1998, Mr. Sun co-founded High Tech Wealth (HTW), a Chinese well known branded Personal Digital Assistant (PDA). Mr. Sun was the General Manager of HTW until 2002. In 2003, Mr. Sun also founded and served as chairman of an electronic payment system company. Mr. Sun received his B.A. in Economic from Beijing University in 1991.

Mr. Zhao Qiang, VP Sales and Marketing and Director

Mr. Zhao was awarded top ten Marketing Person of the Year in China. Prior to joining the Company as the Chief Marketing Officer and director in 2007, Mr. Zhao had over 16 years of marketing experiences where he worked for famous consumer product companies as Head of Marketing. Mr. Zhao was Senior Vice President of Marketing for Guangdong Galanz Group, a famous household appliance company. Prior to Galanz Group Mr. Zhao was President of Gracewell, a well known undergarment brand in China, and Senior Vice President of Marketing at Meijin, a famous PDA manufacture. Mr. Zhao received his B.A. in Journalism from China Media University, and his MBA from Cheung Kong Graduate School of Business.

Prof. Gao Jing, Chief Scientist

Prof. Gao was the co-founder of Yongye Organism Technology Company. He a is highly regarded professor in Chemistry at the Inner Mongolia University and has published over several hundreds papers and holds many patents in the field of Chemical products. Prior to joining the Company, Prof. Gao was Deputy Director at the Petrochemical Research Institute of Inner Mongolia between 1982 to 2001, Director of Research Lab at Inner Mongolia Chemical Laboratory between 1981 to 1982, and Deputy Production Director for Wumeng Fertilizer Company. Prof. Gao has held a professorship of chemistry at Inner Mongolia University since 1989. Prof Gao received his B.S. in Chemistry from Inner Mongolia University in 1961.

Larry Gilmore, Interim Principal Financial Officer and VP Corporate Strategy

Prior to joining the Company, Mr. Gilmore was SVP of operations for Asia Standard Energy from 2005 to 2007 and had the responsibility for raising investment and corporate oversight on finance and accounting. Mr. Gilmore served as Managing Director of GC Global from 2001 to 2004 and assisted large organizations in major scale change initiatives. Prior to this he was the Manager of Human Resources at Alcatel and Senior Consultant at Deloitte and Touche. As a result of the resignation of Ms. Vini Dharmawan on July 23, 2008, Mr. Gilmore was appointed by the Board of Directors to serve as Interim Principal Financial Officer until a permanent replacement for this position has been identified.

Dr. Zhang Haiming, Independent Director

Dr. Zhang received his B.S. and M.S. in Genetic Breeding from Inner Mongolia Agricultural University, and his PhD at China Agricultural University. Dr. Zhang went to the University of Tokyo and Tokyo University of Agriculture and Technology as Senior Visiting Scholar in 1995 and 2002. He has over 10 years of management experience in agricultural and animal husbandry industry where he worked for several academic colleges and departments at Beijing University of Agriculture and Inner Mongolia Agricultural University. He joined some international projects as Chief Chinese Scientist supported by Asian Development Bank and UNIDO. Dr. Zhang has published over 40 papers, been responsible for 6 projects with funding over RMB6M.

Guo Xiaochuan, Independent Director

Professor Guo Xiaochuan joined the Company as an Independent Director. Professor Guo received his B.S., M.S. and PhD in management science in Fudan University. He is currently the Dean of College of Economic & Management and Director of MBA Center of Inner Mongolia University. Professor Guo worked as lecturer for Inner Mongolia University from 1988 to 1992. Professor Guo was the founder of the MBA program at Inner Mongolia. Professor Guo serves as an Independent Director of Inner Mongolia PingZhuang Energy Resource Co., Ltd. and an Independent Director of Inner Mongolia Yili Industrial Group Co., Ltd.. He has served as director and Independent Directors in several enterprises, such as Inner Mongolia Shunxin Ningcheng Laojiao Co., Ltd., Inner Mongolia Rixin Group, Rising Securities and Baotou Aluminium (Group) Co., Ltd., etc.

Compensation of Officers

The following table sets forth all cash compensation paid by the Company, as well as certain other compensation paid or accrued, in 2007 and 2006 to each of the following named executive officers.

Summary Compensation of Named Executive Officers

Name and Principal Position	Fiscal year	Salary (RMB)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Zishen Wu	2007	100,000	–	–	–	–

Chief Executive Officer, President and Chairman	2006	–	–	–	–	–

Sun Taoran	2007	–	–	–	–	–

Vice Chairman	2006	–	–	–	–	–

Gao Jing	2007	–	–	–	–	–

Chief Scientist	2006	–	–	–	–	–

During each of the last two fiscal years, none of our other officers had salary and bonus greater than $100,000. In addition, our executive officers and/or their respective affiliates will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

The following table sets forth information concerning cash and non-cash compensation we expect to pay to our executives for 2008 and 2009 and this will be reflected in each executive’s employment contract.

Name and Title	Title	Salary ($)	Bonus ($)	Stock	Total ($)

Zishen Wu	Chairman & CEO	205,479	17,123		222,603

Vini Dharmawan (1)	CFO	123,288	10,274		133,562

Zhao Qiang	VP Sales & Marketing	136,986	11,416		148,402

Gao Jing	Chief Scientist	68,493	5,708		74,201

Larry Gilmore	Interim Principal Financial Officer and VP Corporate Strategy	54,795	4,566		59,361

Zhang Haiming	Independent Director	13,700	13,700		13,700

Guo Xiaochuan	Independent Director	13,700	13,700		13,700

(1) Ms. Dharmawan resigned as Chief Financial Officer on July 23, 2008.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors, but may participate in the Company’s incentive compensation program. Our Independent Directors receive an annual stipend of $13,700 per year plus reimbursement of travel related fees.

Certain Relationships and Related Transactions, and Director Independence

During the fiscal years ended June 30, 2006 and June 30, 2007, former shareholders of the Company advanced a total of $2,507,371 to US as unsecured, non-interest bearing loans which are due on demand. The Company plans to pay the amount off by December 31, 2008.

Audit Committee Financial Expert

Our Board of Directors currently act as our audit committee. We currently do not have a member of the Board of Directors who qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and is “independent” as the term is used in Item 7(d)(3) (iv) of Schedule 14A under the Exchange Act. Our Board of Directors is in the process of searching for a suitable candidate for this position.

Audit Committee

We have not yet appointed an audit committee. At the present time, we believe that the Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of September 8, 2008 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director and named executive officer, and (iii) all of our directors and executive officers as a group. As of September 8, 2008, we had 26,073,380 shares of Common Stock outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is 6th Floor Xue Yuan International Tower, No. 1 Zhichun Road, Hai dian District, Beijing, PRC.

All share ownership figures include shares of our Common Stock issuable upon securities convertible or exchangeable into shares of our Common Stock within sixty (60) days of September 8, 2008, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares of Common Stock

Full Alliance International Limited (1)	6,748,107	25.9%

Knight Bridge Group Limited (2)	2,861,189	11.0%

Ardsley Partners Fund II, LP (3)	1,850,946	7.1%

Ardsley Offshore Fund, Ltd. (3)	720,000	2.8%

Ardsley Partners Institutional Fund, LP (3)	1,214,000	4.7%

Marion Lynton (3)	47,400	*

1998 Hempleton Family Trust (3)	325,000	*

Black River Small Capitalization Fund Ltd. (5)	1,948,558	7.5%

Black River Commodity Select Fund Ltd. (5)	617,043	2.4%

Special Situations Private Equity Fund, L.P. (4)	909,328	4.3%

Special Situations Cayman Fund, L.P. (4)	1,688,750	8.0%

Zishen Wu	—	*

Sun Taoran	—	*

Zhao Qiang	—	*

Gao Jing	—	*

Larry Gilmore	—	*

Zhang Haiming	—	*

Guo Xiaochuan		*

All Directors and Executive Officers, as a group	—	—

* Less than one percent

(1)
The business address of Full Alliance International Limited is OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands. Full Alliance is wholly owned by Ms. Xingmei Zhang and such shares may be deemed to be beneficially owned by Ms. Zhang.

(2)
The business address of Knight Bridge Group Limited is 20/F, Sunning Plaza, 10 Hysan Avenue, Causeway Bay, Hong Kong. Knight Bridge Group Limited is controlled by Mr. Dickson Kwok, who may be deemed to beneficially own such shares.

(3)
These are all affiliated entities with a business address c/o Ardsley Partners, 262 Harbor Drive, 4th Floor, Stamford, CT 06902. Philip J. Hempleman has voting and investment control over securities held by Ardsley Partners Fund II, LP, Ardsley Partners Institutional Fund, LP, Marion Lynton, Ardsley Offshore Fund, Ltd., and the 1998 Hempleton Family Trust may be deemed to beneficially own such shares. The amount of beneficial ownership set forth in the table above does not include the September Warrants. Based upon the terms of the September Warrants the holders may not exercise the September Warrants if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrants, on any such date the holders, together with their affiliates, would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock; however, any such holder can elect to increase or decrease the cap upon 61 days' prior notice to us, provided that the cap in no event exceeds 9.99%.

(4)
These are affiliated entities with a business address c/o Special Situations Private Equity Fund, 527 Madison Avenue, Suite 2600, New York, NY 10022. Austin Marxe and David Greenhouse have voting and investment control over securities held by Special Situations Private Equity Fund, L.P. and Special Situations Cayman Fund, L.P. and may be deemed to beneficially own such shares.

(5)
The business address is c/o Black River Asset Management LLC, 12700 Whitewater Drive, Minnetonka, MN 55343-9438. Black River Asset Management LLC has voting and investment control over securities held by Black River Small Capitalization Fund Ltd. and Black River Commodity Select Fund Ltd. and may be deemed to benefically own such shares. The calculation of the amount of beneficial ownership as set forth in the table above does not include the September Warrants. Based upon the terms of the September Warrants the holders may not exercise the September Warrants if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrants, on any such date the holders, together with their affiliates, would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our Common Stock; however, any such holder can elect to increase or decrease the cap upon 61 days' prior notice to us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Inner Mongolia Yongye is a 1.15% owner of Yongye Nongfeng Biotechnology. Mr. Zishen Wu controls Inner Mongolia Yongye and is the CEO of Yongye Nongfeng Biotechnology. He also sits on the boards of both companies as Chairman. During the period ended June 30, 2008 and the years ended December 31, 2006 and 2007, Inner Mongolia Yongye entered into several intercompany loan transactions with affiliated entities, none of which have been assumed by Yongye Nongfeng Biotechnology. In addition, in January 2008, Yongye Nongfeng Biotechnology entered into a Cooperation Agreement with Inner Mongolia Yongye providing for the terms of contract manufacturing of nutrient product on terms disclosed elsewhere herein. In April 2008 Inner Mongolia Yongye and Yongye Nongfeng Biotechnology also entered into a Sales Agreement providing for the sale of existing nutrient inventory on terms disclosed elsewhere herein.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements as defined by rules recently enacted February 16, 2006 by the Financial Accounting Standards Board, and accordingly, no such arrangements are likely to have a current or future effect on our financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

SELLING STOCKHOLDERS

The following table sets forth as of September 8, 2008, information regarding the current beneficial ownership of our Common Stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the Selling Stockholders will sell all of the Shares offered by this prospectus, because they may from time to time offer all or some of their Shares under this prospectus or in another manner, no assurances can be given as to the actual number of Shares that will be resold by the Selling Stockholders (or any of them), or that will be held after completion of the resales. In addition, a Selling Stockholder may have sold or otherwise disposed of Shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The Selling Stockholders are not making any representation that the Shares covered by this prospectus will be offered for sale. Except as set forth below, no Selling Stockholder has held any position nor had any material relationship with us or our affiliates during the past three (3) years.

	Shares of Common Stock Owned Prior to Offering (a)	Maximum Number of Shares Beneficially Owned to Be Sold (c)		Shared Beneficially Owned After This Offering (d)
Name of Selling Stockholder				Number	Percent

Marion Lynton	47,400	59,250	(e)	–	–

Ardsley Partners Fund II, LP	1,850,946	2,313,683	(f)	–	–

Ardsley Offshore Fund, Ltd.	720,000	900,000	(g)	–	–

Ardsley Partners Institutional Fund, LP	1,214,000	1,517,500	(h)	–	–

Special Situations Private Equity Fund, L.P.	909,328	1,136,660	(i)	–	–

Special Situations Cayman Fund, L.P.	1,688,750	2,110,938	(j)	–	–

Jayhawk Private Equity Fund, LP	611,047	763,809	(k)	–	–

Jayhawk Private Equity Co-Invest Fund, LP	38,473	48,091	(l)	–	–

BTG Investments, LLC	470,902	588,628	(m)	–	–

Straus Partners, LP	267,927	334,909	(n)	–	–

Straus-GEPT Partners, LP	219,213	274,016	(o)	–	–

Coronado Capital Partners, LP	162,380	202,975	(p)	–	–

SEI Private Trust Co FAO The JM Smucker Co Master Trust	227,332	284,165	(q)	–	–

Bai Ye Feng	292,284	365,355	(r)	–	–

Chestnut Ridge Partners, LP	178,618	223,272	(s)	–	–

MidSouth Investor Fund LP	324,760	405,950	(t)	–	–

Richard D. Squires	64,952	81,190	(u)	–	–

Andrew Park	48,714	60,892	(v)	–	–

Cooper Family Trust dtd 08/01/04	16,238	20,298	(w)	–	–

ROTH Capital Partners LLC	–	1,256,863	(x)	–	–

Full Alliance International Limited	6,748,107	2,000,000	(y)	4,748,107	18%

Black River Small Capitalization Fund Ltd.	1,948,558	2,435,698	(z)		–

Black River Commodity Select Fund Ltd.	617,043	771,304	(aa)		–

1998 Hempleman Family Trust	325,000	406,250	(bb)	–	–

Guerrilla Partners LP	97,428	121,785	(cc)	–	–

Hua-Mei 21st Century Partners, LP	227,332	284,165	(dd)	–	–

Totals:	19,316,732	18,967,646		4,748,107

(a)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to Shares. Shares of Common Stock subject to options, warrants or other convertible securities convertible within sixty (60) days after September 8, 2008, are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the Shares shown.

(b)
Applicable percentage of ownership is based on 26,073,380 shares of Common Stock outstanding as of September 8, 2008, together with all applicable warrants, options or other securities convertible into shares of Common Stock for the named Selling Stockholder.

(c)
Includes the number of shares of Common Stock set forth below opposite each Selling Stockholders’ name, and the number of Warrant Shares that may be issued pursuant to such Selling Stockholder's Warrant.

(d)	Assumes sale of all shares of Common Stock offered under this prospectus, including exercise of all Warrants related thereto.

(e)
Includes warrants exercisable for 11,850 shares of Common Stock at an exercise of price of $1.848 per share. Philip J. Hempleman has voting and investment control over the securities held by Marion Lynton. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days' prior notice to us, provided that the cap in no event exceeds 9.99%.

(f)
Includes warrants exercisable for 462,737 shares of Common Stock at an exercise of price of $1.848 per share. Philip J. Hempleman has voting and investment control over the securities held by Ardsley Fund II, LP. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days' prior notice to us, provided that the cap in no event exceeds 9.99%.

(g)
Includes warrants exercisable for 180,000 shares of Common Stock at an exercise of price of $1.848 per share. Philip J. Hempleman has voting and investment control over the securities held by Ardsley Offshore Fund, Ltd. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days' prior notice to us, provided that the cap in no event exceeds 9.99%.

(h)
Includes warrants exercisable for 303,500 shares of Common Stock at an exercise of price of $1.848 per share. Philip J. Hempleman has voting and investment control over the securities held by Ardsley Partners Institutional Fund, LP. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days' prior notice to us, provided that the cap in no event exceeds 9.99%.

(i)
Includes warrants exercisable for 227,332 shares of Common Stock at an exercise of price of $1.848 per share. Austin Marxe and David Greenhouse have voting and investment control over the securities held by Special Situations Private Equity Fund, L.P.

(j)
Includes warrants exercisable for 422,188 shares of Common Stock at an exercise of price of $1.848 per share. Austin Marxe and David Greenhouse have voting and investment control over the securities held by Special Situations Cayman Fund, L.P.

(k)
Includes warrants exercisable for 152,762 shares of Common Stock at an exercise of price of $1.848 per share. Kent C. McCarthy has voting and investment control over the securities held by Jayhawk Private Equity Fund, LP.

(l)
Includes warrants exercisable for 9,618 shares of Common Stock at an exercise of price of $1.848 per share. Kent C. McCarthy has voting and investment control over the securities held by Jayhawk Private Equity Co-Invest Fund, LP.

(m)
Includes warrants exercisable for 117,726 shares of Common Stock at an exercise of price of $1.848 per share. Each of Bryon Roth and Gordon Roth have voting and investment control over the securities held by BTG Investments, LLC.

(n)
Includes warrants exercisable for 67,342 shares of Common Stock at an exercise of price of $1.848 per share. Melville Straus has voting and investment control over the securities held by Straus Partners, L.P. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days' prior notice to us, provided that the cap in no event exceeds 9.99%.

(o)
Includes warrants exercisable for 54,803 shares of Common Stock at an exercise of price of $1.848 per share. Melville Straus has voting and investment control over the securities held by Straus-GEPT Partners, L.P. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days' prior notice to us, provided that the cap in no event exceeds 9.99%.

(p)
Includes warrants exercisable for 40,595 shares of Common Stock at an exercise of price of $1.848 per share. Zach Easton has voting and investment control over the securities held by Coronado Capital Partners, L.P.

(q)
Includes warrants exercisable for 56,833 shares of Common Stock at an exercise of price of $1.848 per share. Zach Easton has voting and investment control over the securities held by SEI Private Trust Co- FAO The JM Smucker Co Master Trust.

(r)	Includes warrants exercisable for 73,071 shares of Common Stock at an exercise of price of $1.848 per share.

(s)
Includes warrants exercisable for 44,654 shares of Common Stock at an exercise of price of $1.848 per share. Kenneth Pasternak, is the managing member and has voting and investment control over the securities held by Chestnut Ridge Partners, LP.

(t)
Includes warrants exercisable for 41,190 shares of Common Stock at an exercise of price of $1.848 per share. Lyman O. Heidtke is the General Manager of MidSouth Investor Lund LP and has voting and investment control over the securities held by MidSouth Investor Fund LP. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days' prior notice to us, provided that the cap in no event exceeds 9.99%.

(u)	Includes warrants exercisable for 16,238 shares of Common Stock at an exercise of price of $1.848 per share.

(v)	Includes warrants exercisable for 12,178 shares of Common Stock at an exercise of price of $1.848 per share.

(w)
Includes warrants exercisable for 4,060 shares of Common Stock at an exercise of price of $1.848 per share. Chad J. Cooper and Jennifer N. Cooper are co-Trustees and have voting and investment control over the securities held by the Cooper Family Trust dtd 08/01/04.

(x)
Includes warrants exercisable for 1,256,863 shares of Common Stock at an exercise of price of $1.848 per share. Each of Bryon Roth and Gordon Roth have voting and investment control over the securities held by Roth Capital Partners, LLC. Roth has acted as our exclusive financial advisor and placement agent in connection with the April offering and the September offering.

(y)	Includes the 2,000,000 Escrow Shares.

(z)
Includes warrants exercisable for 487,140 shares of Common Stock at an exercise price of $1.848 per share. Consists of  1,948,558 shares of Common Stock owned by Black River Small Capitalization Fund Ltd. Black River Asset Management LLC is the investment adviser of Black River Small Capitalization Fund Ltd. Richard Gammill has voting and/or investment control over the shares owned by the selling stockholder. Based upon the terms of the September Warrant issued to the Black River Small Capitalization Fund Ltd., the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant,  on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our Common Stock (the calculation of Black River’s beneficial ownership in the table above does not consider the 9.99% cap); however, it can elect to increase or decrease the cap upon 61 days' prior notice to us.

(aa)
Includes warrants exercisable for 154,261 shares of Common Stock at an exercise price of $1.848 per share. Consists of  617,043 shares of Common Stock owned by Black River Commodity Select Fund Ltd. Black River Asset Management LLC is the investment adviser of Black River Commodity Select Fund Ltd. Rosamond Borer has voting and/or investment control over the shares owned by the selling stockholder. Based upon the terms of the September Warrant issued to the Black River Commodity Select Fund Ltd. the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant,  on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our Common Stock (the calculation of Black River’s beneficial ownership in the table above does not consider the 9.99% cap); however, it can elect to increase or decrease the cap upon 61 days' prior notice to us.

(bb)
Includes warrants exercisable for 81,250 shares of Common Stock at an exercise price of $1.848 per share. Consists of 325,000 shares of Common Stock owned by 1998 Hempleman Family Trust. Philip J. Hempleman has voting and investment control over the securities held by 1998 Hempleman Family Trust. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days' prior notice to us, provided that the cap in no event exceeds 9.99%.

(cc)
Includes warrants exercisable for 24,357 shares of Common Stock at an exercise price of $1.848 per share. Consists of 97,428 shares of Common Stock owned by Guerilla Partners LP. Peter Siris and Leigh S. Curry have shared voting and investment control over the securities held by Guerilla Partners LP. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days' prior notice to us, provided that the cap in no event exceeds 9.99%.

(dd)
Includes warrants exercisable for 56,833 shares of Common Stock at an exercise price of $1.848 per share. Consists of 227,332 shares of common stock owned by Hua-Mei 21st Century Partners LP. Peter Siris and Leigh S. Curry have shared voting and investment control over the securities held by Hua-Mei 21st Century Partners, LP. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days' prior notice to us, provided that the cap in no event exceeds 9.99%.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the Shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 Shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Roth Capital Partners, LLC is a registered broker dealer and FINRA member firm and listed as a selling stockholder in this prospectus. Roth Capital Partners, LLC served as placement agent for our private placement offerings which were completed on April 17, 2008 and September 8, 2008. Roth Capital Partners, LLC received cash commissions, reimbursement of $100,613.51 for its counsel fee and certain out-of-pocket expenses related to the April private placement, and warrants to purchase 1,256,863 shares of our Common Stock in the aggregate, with an exercise price of $1.848 per share. The registration statement of which this prospectus forms a part includes the shares of Common Stock underlying the warrants granted to Roth Capital Partners, LLC.

The warrants granted to Roth Capital Partners, LLC expire on April 17, 2013, and  September 8, 2013, respectively. The 1,256,863 shares of Common Stock issuable upon conversion of placement agent warrants received by Roth Capital Partners, LLC are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except for transfers of the warrants to officers or partners of Roth Capital Partners, LLC as allowed under NASD Rule 2710 (g)(1) and (2).

In addition, Roth Capital Partners, LLC was granted a right of first refusal to serve as the Company’s exclusive lead manager, sole placement agent, investment banker or an advisory role in connection with any public or private offering of the Company’s securities for a twelve month period commencing on the closing date of the private placement offering.  Further, two affiliates of Roth Capital Partners, LLC invested in the April 2008 private placement on the same terms as the other investors in the offering.

Roth Capital Partners, LLC has indicated to us its willingness to act as selling agent on behalf of certain of the selling shareholders named in the prospectus under the section titled "Selling Security Holders" that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by Roth Capital Partners, LLC would be in transactions executed by Roth Capital Partners, LLC on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Roth Capital Partners, LLC does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Roth Capital Partners, LLC. Further, other than any existing brokerage relationship as customers with Roth Capital Partners, LLC, no selling shareholder has any pre-arranged agreement, written or otherwise, with Roth Capital Partners, LLC to sell their securities through Roth Capital Partners, LLC.

NASD Rule 2710 requires FINRA members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders' shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

The Company has advised each Selling Stockholder that it may not use Shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective Shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the Shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Our current authorized capital stock consists of 150,000,000 shares of Common Stock, par value $.001 per share, of which 26,073,380 shares were issued and outstanding, as of September 8, 2008; and 75,000,000 shares of blank check preferred stock par value $.001 per share of which none is currently issued and outstanding.

Common Stock

Each holder of shares of Common Stock is entitled to one vote per share at stockholders’ meetings. Our Amended Articles of Incorporation do not provide for cumulative voting for the election of directors. Holders of shares of Common Stock are entitled to receive, pro rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro rata, in any other distributions to the stockholders. Upon any liquidation, dissolution or winding-up, holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of Common Stock do not have any preemptive rights or other rights to subscribe for additional shares. The outstanding shares of Common Stock are paid for, fully paid and non-assessable.

Warrants

We have Warrants issued to purchase 4,399,021 shares of Common Stock at an exercise price of $1.848 per share. The Warrants have a five (5) year term.

If, at any time after the first anniversary of the date that the Warrants are issued, there is no effective Registration Statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Warrant holder for a period of six (6) months, then the Warrants may also be exercised at such time by means of a “cashless exercise” in which the Warrant Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the VWAP on the Trading Day immediately preceding the date of such election;

(B) =	the Exercise Price of this Warrant, as adjusted; and

(X) =	the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise .

We will not receive any additional proceeds to the extent that warrants are exercised by cashless exercise.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstance, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the Warrant holder cash equal to such fraction multiplied by the then fair market value of one full share.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol “YGYB”.

Transfer agent and Registrar

The transfer agent and registrar for our Common Stock is Empire Stock Transfer, 2470 Saint Rose Parkway, Suite 304, Henderson, Nevada 89074, telephone number (702) 818-5898, facsimile number (702) 974-1444.

Holders

As of September 2, 2008, there were 54 holders of record of our Common Stock.

Dividends

We have never paid any dividends and we plan to retain earnings, if any, for use in the development of the business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The following is a summary of the relevant provisions in our articles of incorporation, bylaws and Nevada law with regard to limitation of liability and indemnification of our officers, directors and employees that. The full provisions are contained in the Nevada Revised Statutes and such documents.

Indemnification. Our directors and officers are indemnified as provided by our articles of incorporation, our bylaws and the Nevada Revised Statutes. The “Additional Provisions” of our articles of incorporation provide for the indemnification of our directors, officers and agents to the fullest extent permitted by Nevada law. Our bylaws and Nevada laws permit us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he has exercised his powers in good faith and with a view to the interests of the corporation; or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

We will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Limitation of Liability. Our articles of incorporation limit the liability of our directors and officers under certain circumstances. The “Additional Provisions” of our articles of incorporation provide that the liability of directors or officers for monetary damages are eliminated to the fullest extent permitted by Nevada law.

We believe that the indemnity and limitation of liability provisions contained in our bylaws and in our certificate of incorporation are necessary to attract and retain qualified persons for those positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

LEGAL MATTERS

Loeb & Loeb LLP, New York, New York, has advised us with respect to legal matters related to the registration and offering of the shares of our Common Stock offered hereby. The validity of the shares of our Common Stock offered hereby has been passed upon for us by Lewis and Roca LLP, Las Vegas, Nevada.

EXPERTS

The audited consolidated financial statements as of and for the years ended December 31, 2006 and 2007 have been included in this prospectus in reliance upon the report of Patrizio & Zhao, an independent registered public accounting firm, appearing in this registration statement, and their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

FINANCIAL STATEMENTS

INNER MONGOLIA YONGYE BIOTECHNOLOGY COMPANY, LTD.

Index to Audited Financial Statements
for the Y ears Ended 2007 and 2006,

Index to the Unaudited Financial Statements
for the Six Months Ended June 30, 2008

Balance Sheets as of June 30, 2008 and December 31, 2007 (audited)	F-13

Statements of Operations for the three months and six months ended June 30, 2008 and 2007.	F-14

Statements of Cash Flows for the sixmonths ended March 31, 2008 and 2007.	F-15

Notes to Interim Condensed Consolidated Financial Statements	F-16

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Inner Mongolia Yongye Biotechnology Company, Ltd.

We have audited the accompanying balance sheet of Inner Mongolia Yongye Biotechnology Company, Ltd.(“Inner Mongolia Yongye”) as of December 31, 2007, and the related statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of Inner Mongolia Yongye’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Inner Mongolia Yongye is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Inner Mongolia Yongye’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inner Mongolia Yongye as of December 31, 2007, and the results of their operations and cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Patrizio & Zhao
Parsippany, New Jersey
January, 2008

INNER MONGOLIA YONGYE BIOTECHNOLOGY COMPANY, LTD.
BALANCE SHEET
DECEMBER 31, 2007

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$376,002
Accounts receivable, net of allowance of $ 46,469	1,630,609
Inventory	9,851,788
Due from affiliates	978,384
Other receivables, net of allowance of $ 36,548	27,038

Total Current Assets	12,863,821

PROPERTY AND EQUIPMENT, NET	2,486,487

INTANGIBLES, NET	3,665,584

LONG-TERM INVESTMENTS	4,115,764

Total Assets	$23,131,656

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,271,852
Short-term bank loans	5,484,000
Due to shareholders	2,507,371
Taxes payable	893,892
Other payables	50,916
Total Current Liabilities	10,208,031

LONG-TERM SHAREHOLDER LOANS	12,153

STOCKHOLDERS’ EQUITY
Capital contribution	7,260,000
Retained earnings	4,024,111
Statutory reserve	480,629
Accumulated other comprehensive income	1,146,732
Total Stockholders’ Equity	12,911,472

Total Liabilities and Stockholders’ Equity	$23,131,656

The accompanying notes are an integral part of these financial statements.

INNER MONGOLIA YONGYE BIOTECHNOLOGY COMPANY, LTD.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2007	2006
SALES	$13,137,406	$3,722,640
COST OF GOODS SOLD	7,274,710	2,710,840
GROSS PROFIT	5,862,696	1,011,800

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	925,996	484,796
INCOME FROM OPERATIONS	4,936,700	527,004
OTHER INCOME (EXPENSES)
Interest expense	(212,239)	(76,819)
Other expense	(365,9071	(2,446)
Total Other Income (Expenses)	(578,146)	(79,265)
INCOME BEFORE PROVISION FOR INCOME TAX	4,358,554	447,739

PROVISION FOR INCOME TAX	-0-	-0-
NET INCOME	4,358,554	447,739

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	723,298	250,911

COMPREHENSIVE INCOME	$5,081,852	$698,650

The accompanying notes are an integral part of these financial statements.

INNER MONGOLIA YONGYE BIOTECHNOLOGY COMPANY, LTD.
STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED
DECEMBER 31, 2007 AND 2006

	Capital Contribution	Retained Earnings	Statutory Reserve	Accumulated other Comprehensive Income	Total Stockholders’ Equity
Balance at December 31, 2005	$7,260,000	$(301,553)		$$172,523	$7,130,970
Net income		447,739			447,739
Statutory reserve		(44,774)	44,774
Other comprehensive income				250,911	250,911
Balance at December 31, 2006	7,260,000	101,412	44,774	423,434	$7,829.620
Net income		4,358,554			4,358,554
Statutory reserve		(435,855)	435,855
Other comprehensive income				723,298	723,298
Balance at December 31, 2007	7,260,000	4,024,111	480,629	1,146,732	12,911,472

The accompanying notes are an integral part of these financial statements.

INNER MONGOLIA YONGYE BIOTECHNOLOGY COMPANY, LTD.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$4,358,554	$447,739
Adjustments to reconcile net income to net cash
used by operating activities:
Depreciation and amortization	212,423	185,132
Loss on disposal of fixed assets	149,853
Bad debt expense	31,907	45,607
Changes in current assets and current liabilities:
Accounts receivable	(1,124,042)	(167,460)
Inventory	(7,814,789)	(1,009,224)
Due from affiliates	(267,345)	(236,786)
Other receivables	66,926	(95,716)
Advances to suppliers	93,091	82,558
Prepaid expenses	5,741	101,891
Accounts payable and accrued expenses	1,068,613	(194,621)
Taxes payables	835,137	22,269
Other payables	(2,234,407)	560,875
Total Adjustments	(8,976,892)	(705,475)

Net Cash Used in Operating Activities	(4,618,338)	(257,736)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(308,312)	(72,005)
Acquisition of Intangibles	(909)

Net Cash Used in Investing Activities	(309,221)	(72,005)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term bank loans	4,345,110	125,570
Proceeds from shareholder loans	864,258	273,214
Repayment of long-term loans	(12,131)	(17,876)

Net Cash Provided by Financing Activities	5,197,237	380,908

EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH	17,301	2,277

NET INCREASE IN CASH AND CASH EQUIVALENTS	286,979	53,444

CASH AND CASH EQUIVALENTS — BEGINNING	89,023	35,579

CASH AND CASH EQUIVALENTS - ENDING	$376,002	89,023

The accompanying notes are an integral part of these financial statements.

INNER MONGOLIA YONGYE BIOTECHNOLOGY COMPANY, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Inner Mongolia Yongye Biotechnology Co., Ltd. (the “Company”) was formed on September 16, 2003, under the corporate laws of the People’s Republic of China (“PRC”). Its primary business is to research, manufacture, and sell biological products for use in plants and animal growth. Inner Mongolia Yongye is located in the City of Huhhot, Inner Mongolia Autonomous Region., the People’s Republic of China (‘PRC”).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the Unites States of America (GAAP).

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” Inner Mongolia Yongye considers all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents.

ACCOUNTS RECEIVABLE AND BAD DEBT RESERVE

Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at the end of the period. Based on its assessment of the credit history with customers having outstanding balances and current relationships with them, management makes conclusions whether any realization of losses on balances outstanding at the end of the period will be deemed uncollectible based on the age of the receivables. Inner Mongolia Yongye reserves 10% of accounts receivable balances that have been outstanding for more than 6 months but less than one year, 20% of accounts receivable balances that have been outstanding between one year and two years, 50% of receivable balances that have been outstanding between two year and three years, and 100% of receivable balances that have been outstanding for more than three years Allowance for doubtful accounts amounted to $46,469 at December 31, 2007.

INVENTORY

Inventory is stated at the lower of weighted average cost or market, which takes into account historical prices on a continuing basis.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and depreciated using the straight-line method, over 5 and 40 years, respectively. The carrying value of long-lived assets is evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable, If necessary, Inner Mongolia Yongye recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. Fair value is based upon current and anticipated future undiscounted cash flows. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized. Based upon its most recent analysis, Inner Mongolia Yongye believes that no impairment of property and equipment exists for the year ended December 31, 2007.

INNER MONGOLIA YONGYE BIOTECHNOLOGY COMPANY, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
VALUATION OF LONG-LIVED ASSETS

Inner Mongolia Yongye adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Per SFAS 144, Inner Mongolia Yongye is required to periodically evaluate the carrying value of long-lived assets and to record an impairment loss when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amounts.

In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, Inner Mongolia Yongye concluded that as of December 31, 2007 and 2006 there were no significant impairments of its long-lived assets.

REVENUE RECOGNITION

Inner Mongolia Yongye recognizes revenue of product sales when title has been transferred, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable which is generally at the time of shipment.

ADVERTISING COSTS

Inner Mongolia Yongye expenses the cost of advertising as incurred. Advertising costs for the years ended December 31, 2007 and 2006 were $15,800 and $6,797, respectively.

IMPAIRMENT OF INTANGIBLE ASSETS

Inner Mongolia Yongye evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. Inner Mongolia Yongye measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires Inner Mongolia Yongye to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. During the year ended December 31, 2007, Inner Mongolia Yongye did not record an impairment loss related to intangible assets.

INCOME TAXES

Deferred income taxes are computed using the asset and liability method, such that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax basis of existing assets and liabilities based on currently enacted tax laws and tax rates in effect in the People’s Republic of China for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the period plus the change during the period in deferred income taxes.

INNER MONGOLIA YONGYE BIOTECHNOLOGY COMPANY, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME TAXES (continued)

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. No differences were noted between the book and tax bases of Inner Mongolia Yongye’s assets and liabilities, respectively. Therefore, there are no deferred tax assets or liabilities for the years ended December 31, 2007 and 2006.Inner Mongolia Yongye is subject to PRC Enterprise Income Tax at a rate of 33% of net income. Since Inner Mongolia Yongye is located in the economic development area in Inner Mongolia Autonomous Region, Inner Mongolia Yongye is exempt from income tax according to the tax law in China.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Inner Mongolia Yongye considers the carrying amounts reported in the balance sheet for current assets and current liabilities qualifying as financial instruments and approximating fair value.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The financial position and results of operations of Inner Mongolia Yongye’s foreign subsidiaries are determined using local currency (Chinese Yuan) as the functional currency. Assets and liabilities of the subsidiaries are translated at the prevailing exchange rate in effect at each year end. Contributed capital accounts are translated using the historical rate of exchange when capital is injected. Income statement accounts are translated at the average rate of exchange during the year. Translation adjustments arising from the use of different exchange rates from period to period are included in the cumulative translation adjustment account in shareholders’ equity. Gains and losses resulting from foreign currency transactions are included in operations.

NOTE 3- INVENTORY

Inventory at December 31, 2007 consisted of the following:

Raw materials	$384,361
Packaging supplies	195,127
Work-in-process	4,969,350
Finished goods	4,302,950

Total	$9,851,788

NOTE 4- DUE FROM AFFILIATES

Inner Mongolia Yongye and its affiliated entities constantly borrow money from each other. The balance due from these entities at December 31, 2007 was $978,384.

NOTE 5- PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2007 consisted of the following:

Buildings	$1,560,251
Manufacturing equipment	788,641
Office equipment and furniture	33,724
Construction-in-process	1,797
Vehicles	419,529
2,803,942

Less: Accumulated depreciation	317,455

Total	$2,486,487

Depreciation expense for the years ended December 31, 2007 and 2006 was $125,931and $109,573, respectively.

INNER MONGOLIA YONGYE BIOTECHNOLOGY COMPANY, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 6- INTANGIBLE ASSETS

Net intangible assets at December 31, 2007 and 2006 were as follows:

Rights to use land	$4,028,099
Less: accumulated amortization	362,515

Total	$3,665,584

Amortization expense for the years ended December 31, 2007 and 2006 amounted to $86,492 and $75,559, respectively.

NOTE 7 - LONG-TERM INVESTMENTS

Long-term investments consist of medicinal plants and trees which Inner Mongolia Yongye purchased in conjunction with the right to use land. These medicinal plants and trees are to be used for human medical treatments and Inner Mongolia Yongye intends to sell them in future years as they mature.

NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The carrying value of accounts payable and accrued expenses approximate fair value due to the short-term nature of the obligations.

NOTE 8 - SHORT-TERM BANK LOANS

In March 2007, Inner Mongolia Yongye obtained a loan in the amount of $5,484,000 from Inner Mongolia Agricultural Development Bank, of which the principal is to be paid at varying dates in April and May 2008. The interest is to be calculated using an annual fixed interest rate of 6.39% and paid monthly. The loan is secured by Inner Mongolia Yongye’s property and equipment. The projected loan principal maturity payments schedule in 2008 is:

•	$958,904 due on April 2, 2008

•	$1,095,890 due on April 10, 2008

•	$1,232,876 due on April 24, 2008

•	$2,191,780 due on May 10, 2008

NOTE 9 - DUE TO SHAREHOLDERS

As of December 31, 2007 Inner Mongolia Yongye has $2,507,371 in loans from stockholders. These loans are short term in nature, unsecured and non-interest bearing. Also, at December 31, 2007 Inner Mongolia Yongye has $12,153 of long-term, unsecured and non-interest bearing loans from shareholders.

NOTE 10 - EMPLOYEE WELFARE PLAN

Inner Mongolia Yongye has established an employee welfare plan in accordance with Chinese law and regulations. Inner Mongolia Yongye makes annual contributions of 14% of all employees’ salaries to the employee welfare plan.

INNER MONGOLIA YONGYE BIOTECHNOLOGY COMPANY, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 11- STATUTORY COMMON WELFARE FUND (CONTINUED)

As stipulated by the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;
(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of Inner Mongolia Yongye’s registered capital;

(iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to Inner Mongolia Yongye’s “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to Inner Mongolia Yongye’s employees

(iv)
Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting. Inner Mongolia Yongye did not provide a reserve for the welfare fund for the years ended December 31, 2007 and 2006, respectively.

NOTE 12 - RISK FACTORS

Inner Mongolia Yongye had four major vendors who provided over 73% and 70% of Inner Mongolia Yongye raw materials for the years ended December 31, 2007 and 2006. Total purchases from these vendors were $11,088,687 and $ 2,631,982 for the years ended December 31, 2007 and 2006, respectively.

Five major customers accounted for 82% and one major customer accounted for 36% of the net revenue for the years ended December 31, 2007 and 2006. Total sales to these customers were $11,211,185 and $1,352,498, for the years ended December 31, 2007 and 2006, respectively.

Inner Mongolia Yongye’s operations are carried out in the PRC. Accordingly, Inner Mongolia Yongye’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. Inner Mongolia Yongye’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

NOTE 13 - CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject Inner Mongolia Yongye to credit risk, consist principally of cash on deposit with financial institutions of $376,002.

NOTE 14 - SUPPLEMENTAL CASH FLOW DISCLOSURES

	2007	2006

Cash paid for interest	$212,239	$76,819

Cash paid for income taxes	$—	$—

NOTE 15- SUBSEQUENT EVENTS

On January 4, 2008, the Board of Directors of Inner Mongolia Yongye approved and finalized the incorporation of a joint venture called Yongye Nongfeng Biotech Co., Ltd (Nongfeng) with Asia Standard Oil Limited, a Hong Kong based company. Inner Mongolia Yongye is a 10% owner of Nongfeng according to the agreement.

YONGYE NONGFENG BIOTECHNOLOGY CO., LTD.

BALANCE SHEETS

YONGYE BIOTECHNOLOGY INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Yongye Biotechnology International, Inc. and Subsidiaries JUNE 30, 2008 (Unaudited)	The predecessor Inner Mongolia Yongye DECEMBER 31, 2007
CURRENT ASSETS
Cash and cash equivalents	$1,350,330	$376,002
Accounts receivable	20,613,347	1,630,609
Inventory	5,196,266	9,851,788
Advance payments	65,453	-
Due from affiliates	-	978,384
Other receivables	216,795	27,038
Total Current Assets	27,442,191	12,863,821

PROPERTY AND EQUIPMENT, NET	551,545	2,486,487

INTANGIBLE ASSETS, NET	117,610	3,665,584

LONG-TERM INVESTMENTS	-	4,115,764

TOTAL ASSETS	$28,111,346	$23,131,656

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,882,643	1,271,852
Accounts payable	4,889,694	-
Short-term bank loan	-	5,484,000
Due to shareholders	-	2,507,371
Due to related parties	2,411,105	-
Tax payables	406,530	893,892
Other payables	40,424	50,916
Total Current Liabilities	9,630,396	10,208,031

LONG-TERM SHAREHOLDER LOANS	-	12,153

Minority interest	1,135,005	-

STOCKHOLDERS' EQUITY
Capital stock; 20,000,374 shares authorized and issued par value $.001 on June 30, 2008	20,000	-
Capital contribution	-	7,260,000
Additional paid-in capital	9,200,092	-
Retained earnings	6,939,975	4,024,111
Statutory reserve	771,107	480,629
Accumulated other comprehensive income	414,771	1,146,732
Total Stockholders' Equity	17,345,945	12,911,472

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,111,346	$23,131,656

The accompanying notes are an integral part of these financial statements.

YONGYE NONGFENG BIOTECHNOLOGY CO., LTD.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

YONGYE BIOTECHNOLOGY INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Yongye Biotechnology International, Inc. and Subsidiaries FOR THREE MONTHS ENDED JUNE 30, 2008 (Unaudited)	The predecessor Inner Mongolia Yongye FOR THREE MONTHS ENDED JUNE 30, 2007 (Unaudited)	Yongye Biotechnology International, Inc. and Subsidiaries FOR SIX MONTHS ENDED JUNE 30, 2008 (Unaudited)	The predecessor Inner Mongolia Yongye FOR SIX MONTHS ENDED JUNE 30, 2007 (Unaudited)

SALES	$17,598,671	$7,441,212	$26,986,639	$8,127,718

COST	7,996,521	3,908,020	12,419,020	4,346,761

GROSS PROFIT	9,602,150	3,533,192	14,567,619	3,780,957

SELLING EXPENSES	777,012	62,135	3,997,477	71,193

GENERAL AND ADMINISTRATIVE EXPENSES	454,697	108,350	812,125	154,986

INCOME FROM OPERATIONS	8,370,441	3,362,707	9,758,017	3,554,778

OTHER INCOME/(EXPENSES)
Interest income	789	1,278	778	1,291
Other expense	(387,198)	(51,191)	(386,840)	(197,641)

TOTAL OTHER INCOME/(EXPENSES)	(386,409)	(49,913)	(386,062)	(196,350)

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	7,984,032	3,312,794	9,371,955	3,358,428

PROVISION FOR INCOME TAXES	219,983	-	594,765	-

NET INCOME BEFORE MINORITY INTEREST	7,764,049	3,312,794	8,777,190	3,358,428

PROVISION FOR MINORITY INTEREST	603,194	-	1,035,005	-

NET INCOME	7,160,855	3,312,794	7,742,185	3,358,428

Foreign Currency Translation Adjustment	277,101	127,723	414,771	174,195

COMPREHENSIVE INCOME	$7,437,956	$3,440,517	$8,156,956	$3,532,623

Net income per share:
Basic	0.43	0.29	0.55	0.29
Diluted	0.41	0.29	0.54	0.29
Weighted average shares used in computation:
Basic	16,847,741	11,444,775	14,146,258	11,444,775
Diluted	17,435,896	11,444,775	14,265,199	11,444,775

The accompanying notes are an integral part of these financial statements.

YONGYE NONGFENG BIOTECHNOLOGY CO., LTD.

STATEMENTS OF CASH FLOWS

YONGYE BIOTECHNOLOGY INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Yongye Biotechnology International, Inc. and Subsidiaries FOR SIX MONTHS ENDED JUNE 30, 2008 (Unaudited)	The predecessor Inner Mongolia Yongye FOR SIX MONTHS ENDED JUNE 30, 2007 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,742,185	$3,358,428
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	93,263	10,644
Loss on disposal of fixed assets	-	146,714
Provision for minority interest	1,035,005	-
Changes in assets and liabilities:
Accounts receivable, net	(20,613,347)	(6,557,611)
Inventories	(5,196,266)	(319,604)
Other receivables, net	(216,795)	(1,063,081)
Advances to suppliers	(65,453)	352,866
Prepaid expense	-	(7,271)
Accounts payable and accrued expenses	6,772,337	288,578
Tax payable	406,530	49,894
Due to related parties	2,397,465	838,369
Other payables	40,424	(1,759,915)
Total Adjustments	(15,346,837)	(8,020,417)

Net Cash Used in Operating Activities	(7,604,652)	(4,661,989)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(639,519)	(22,380)
Additions to intangible assets	(122,899)	-

Net Cash Used in Investing Activities	(762,418)	(22,380)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term bank loans	-	4,269,087
Proceeds from share capital	10,100,651	-
Proceeds from shareholder loans	-	1,413,004
Repayment of long-term loans	-	(6,500)
Payment for stock issuance costs	(806,159)	-

Net Cash From Financing Activities	9,294,492	5,675,591

EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH	414,771	21,787

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,342,193	1,013,009

CASH AND CASH EQUIVALENTS - BEGINNING	8,137	89,023

CASH AND CASH EQUIVALENTS - ENDING	$1,350,330	$1,102,032

Supplemental cash flow information:
Cash paid for income taxes	417,744	-
Cash paid for interest expense payment	-	50,920

The accompanying notes are an integral part of these financial statements.

YONGYE NONGFENG BIOTECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

June 30, 2008 AND 2007

NOTE 1 -ORGANIZATION AND DESCRIPTION OF BUSINESS

On April 17, 2008, Yongye Biotechnology International Inc. (the “Company”) entered into a Share Exchange Agreement (the “Exchange Agreement”) with Fullmax Pacific Limited, a company organized in May 23, 2007 under the laws of the British Virgin Islands (“ Fullmax ”), the shareholders of Fullmax (the “ Shareholders ”), who together own shares constituting 100% of the issued and outstanding ordinary shares of Fullmax (the “ Fullmax Shares ”), and the principal shareholder of the Company (“ Principal Shareholder ”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to the Company all of the Fullmax Shares in exchange for the issuance of 11,444,755 (the “ Shares ”) shares of our Common Stock (the “ Share Exchange ”). As a result of the Share Exchange, Fullmax became our wholly-owned subsidiary and the Shareholders acquired approximately 84.7% of our issued and outstanding Common Stock. The transaction is accounted for as a reverse acquisition with a public shell.

The unaudited consolidated balance sheet as of June 30, 2008 includes Yongye Biotechnology International Inc., Fullmax, Asia Standard Oil Limited (“AOS”, subsidiary of Fullmax)and Yongye Nongfeng Biotechnology Co. (“Yongye Nongfeng”) and the unaudited consolidated statement of operations for the three months ended June 30, 2008 and for the six months ended June 30, 2008 include Yongye Nongfeng for the full periods and Fullmax, ASO and Yongye Biotechnology International Inc. from April 17, 2008. All the historical financial statements prior to January 1, 2008 are solely those of the predecessor, Inner Mongolia Yongye Biotechnology Company, Ltd.

Concurrent with the Share Exchange, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “ Investors ”) for the sale of an aggregate of 6,495,619 shares of our Common Stock (the “ Investor Shares ”), and warrants to purchase 1,623,905 shares of Common Stock (the “Warrants” and, together with the Shares, the “Securities”) for aggregate gross proceeds equal to $10,000,651 (the “ Offering ”). Expenses of the Offering were $1,162,022 which includes fees for the issuance of stock at $806,159 which is a reduction on Additional Paid In Capital under the Shareholder Equity section on the Consolidated Balance Sheet and $355,863 for legal fees for the reverse takeover (the “RTO”) transaction which is an expense on the Consolidated Income Statement.

In connection with the Offering, we also entered into a registration rights agreement (the “RRA”) with the Investors, in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale the Investor Shares and the shares underlying the warrants (which are further described in Item 3.02), within 45 calendar days of the Closing Date of the Offering, and use our best efforts to have the registration statement declared effective within 150 calendar days of the Closing Date of the Offering. We will pay liquidated damages of 1% of the dollar amount of the Shares sold in the Offering per month, payable in cash, up to a maximum of 10%, if the registration statement is not filed and declared effective within the foregoing time periods.

Also, along with the Closing, the company signed a Make Good Agreement for 2,000,000 shares of the Company’s Common Stock with the understanding that the Investors’ will receive such shares on a pro rata basis for no consideration in the event that the After Tax Net Income as reported in the Annual Report of the Company for the fiscal year ending December 31, 2008, as filed with the Commission on Form 10-K (or such other form appropriate for such purpose as promulgated by the Commission) (the “2008 Annual Report”), is less than $10,263,919.

Upon closing, we also entered into an escrow agreement with ROTH Capital Partners, LLC, a representative of the Investors (“ Roth ”), Tri-State Title & Escrow LLC (the “ Escrow Agent ”) and one of the Shareholders (the “ Escrow Agreement ”), pursuant to which 2,000,000 of the Shares (the “ Escrow Shares ”) were delivered to the Escrow Agent. The Escrow Shares are being held as security for the achievement of $10,263,919 in net income for the year ended December 31, 2008 (the “ Net Income Threshold ”). If we achieve the Net Income Threshold, the Escrow Shares will be released back to the Principal Shareholder. If the Net Income Threshold is not achieved, the Escrow Shares will be distributed pro-rata to the Investors.

The Company’s Predecessor, Inner Mongolia Yongye Biotechnology Co., Ltd (the “Predecessor”) was formed on September 16, 2003, also under the corporate laws of PRC. Its primary business is to research, manufacture, and sell biological products for use in plants and animal growth. The Company is located in the City of Hohhot, Inner Mongolia Autonomous Region., People’s Republic of China (‘PRC”).

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and include the financial statements of the Company and its majority-owned subsidiaries. All significant intercompany transactions and balances are eliminated on consolidation.

The accompanying unaudited consolidated financial statements as of June 30, 2008 and for the three and six months ended June 30, 2008 and 2007 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Regulation S-X applicable to small business issuers. In the opinion of management, these unaudited consolidated interim financial statements include all adjustments considered necessary to make the financial statements not misleading. The results of operations for the three and six months ended June 30, 2008 are not necessarily indicative of the results for the full fiscal year ending December 31, 2008. The unaudited consolidated interim financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 2007 as reported in Form S-1.

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” the Company and the Predecessor considers all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents.

ACCOUNTS RECEIVABLE AND BAD DEBT RESERVE

The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts receivable. As a consequence, the Company believes that its accounts receivable credit risk exposure beyond such allowances is limited. The Company recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility and are maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. Based on the age of the receivables, the Company reserves 10% of accounts receivable balances that have been outstanding for more than 6 months but less than one year, 20% of accounts receivable balances that have been outstanding between one year and two years, 50% of receivable balances that have been outstanding between two year and three years, and 100% of receivable balances that have been outstanding for more than three years. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer's inability to meet its financial obligation, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. No allowance for doubtful accounts was provided as of June 30, 2008.

INVENTORY

Inventory is stated at the lower of weighted average cost or market, which takes into account historical prices on a continuing basis, or market.

PROPERTY AND EQUIPMENT

Property and equipment other than leasehold improvements are stated at cost and depreciated using the straight-line method, over the estimated useful lives of the assets. Leasehold improvements are stated at cost and depreciated using the straight-line method over the estimated useful life or lease period, whichever is shorter. Estimated useful lives are as follows:

Estimated Useful Life

Yongye Biotechnology International, Inc.
Office equipment and furniture Leasehold improvements	5 years 15 months

The Predecessor- Inner Mongolia Yongye
Buildings	50 years
Machinery and equipment	10-20 years
Transportation equipment	10 years

REVENUE RECOGNITION

Revenue from product sales is recognized when title has been transferred, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable which is generally at the time of shipment.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising costs for three months ended June 30, 2008 and 2007 were $480,457 and $4,738, respectively. Advertising costs for the six months ended June 30, 2008 and 2007 were $2,057,032 and $8,594, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company follows Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Per SFAS 144, the Company is required to periodically evaluate the carrying value of long-lived assets and to record an impairment loss when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amounts.

In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company and the Predecessor concluded that as of June 30, 2008 and December 31, 2007 there were no significant impairments of its long-lived assets.

INCOME TAXES

Deferred income taxes are computed using the asset and liability method, such that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax basis of existing assets and liabilities based on currently enacted tax laws and tax rates in effect in the People’s Republic of China for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the period plus the change during the period in deferred income taxes.

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. No differences were noted between the book and tax bases of the Company and the Predecessor’s assets and liabilities, respectively, therefore, there are no deferred tax assets or liabilities for the three months period ended June 30, 2008 and 2007 and the six months period ended June 30, 2008 and 2007. The Company’s Cooperative Joint Venture subsidiary Yongye Nongfeng Biotechnology Co., (“Yongye Nongfeng”) is subject to PRC Enterprise Income Tax at a rate of 25% of net income from its foundation on January 4, 2008, and 1.25% of gross revenue since April 2008. Since the Predecessor is located in the economic development area in Inner Mongolia Autonomous Region, the Predecessor is exempt from income tax according to the tax law in China.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The financial position and results of operations of the Company’s Chinese subsidiaries are determined using local currency (Chinese Yuan) as the functional currency, while the reporting currency is US dollar. Assets and liabilities of the subsidiaries are translated at the prevailing exchange rate in effect at each period end. Contributed capital accounts are translated using the historical rate of exchange when capital is injected. Income statement accounts are translated at the average rate of exchange during the period. Translation adjustments arising from the use of different exchange rates from period to period are included in the cumulative translation adjustment account in shareholders’ equity. Gains and losses resulting from foreign currency transactions denominated in other than the functional current are included in operations as incurred. Such gains and losses were immaterial for the periods ended June 30, 2008 and 2007.

In the opinion of management, these unaudited interim financial statements include all adjustments and disclosures considered necessary to a fair statement of the results for the interim periods presented. All adjustments are of a normal recurring nature.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, term deposits, trade receivables, and accounts payable approximate their fair value due to the short-term nature of these instruments.

NOTE 3-INVENTORY

Inventory at June 30, 2008 and December 31, 2007 consisted of the following:

	Yongye Biotechnology International, Inc. and Subsidiaries JUNE 30, 2008	The Predecessor Inner Mongolia Yongye DECEMBER 31, 2007
Raw materials	-	384,361
Packing supplies	-	195,127
Work-in process	-	4,969,350
Finished goods	5,195,760	4,302,950
Consumables	506	-
Total	5,196,266	9,851,788

NOTE 4-DUE FROM AFFILIATES

The balance due from the Predecessor’s affiliated entity, Huimin Biotechnology Co., Ltd., at December 31, 2007 was $978,384. The balance had no stated terms for repayment and was not interest-bearing.

NOTE 5-PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2008 and December 31, 2007 consisted of the following:

	Yongye Biotechnology	The Predecessor
	International, Inc. and Subsidiaries	Inner Mongolia Yongye
	JUNE 30, 2008	DECEMBER 31, 2007
Buildings	-	1,560,251
Manufacturing equipment	-	788,641
Office equipment and furniture	35,005	33,724
Construction-in-process	386,231	1,797
Vehicles	-	419,529
Leasehold improvement	218,283	-
	639,519	2,803,942

Less: Accumulated depreciation	87,974	317,455

Total	551,545	2,486,487

Depreciation expense for the three months period ended June 30, 2008 and 2007 was $45,190 and $3,927, respectively. Depreciation expense for the six months period ended June 30, 2008 and 2007 was $87,974 and $5,333, respectively.

NOTE 6- INTANGIBLE ASSETS

Net intangible assets at June 30, 2008 and December 31, 2007 were as follows:

	Yongye Biotechnology International, Inc. and Subsidiaries JUNE 30, 2008	The Predecessor Inner Mongolia Yongye DECEMBER 31, 2007
Rights to use land	-	4,028,099
Patent	105,787	-
Software	17,112
	122,899	4,028,099
Less: accumulated amortization	5,289	362,515

Total	117,610	3,665,584

Product patent was acquired by the Company in March 2008 with an estimated useful life of 10 years. It is amortized using the straight-line method over its useful life commencing on April 1, 2008. Computer software was acquired by the Company in June 2008 with an estimated useful life of 10 years. It is amortized using the straight-line method over its useful life commencing on July 1, 2008. Amortization expense for the three months period ended June 30, 2008 and 2007 amounted to $5,289 and $2,486, respectively. Amortization expense for the six months period ended June 30, 2008 and 2007 amounted to $5,289 and $5,311, respectively. Accumulated amortization at June 30, 2008 and December 31, 2007 was $5,289 and $362,515, respectively.

NOTE 7 - LONG-TERM INVESTMENTS

Long-term investments of the Predecessor as of December 31, 2007 consist of medicinal plants and trees which the Predecessor purchased in conjunction with the right to use land. These medicinal plants and trees are to be used for human medical treatments and the Predecessor intends to sell them in future years as they mature.

NOTE 8 - RELATED PARTY TRANSACTIONS

The Predecessor company is a 1.15% shareholder of the Company’s main operating subsidiary, Yongye Nongfeng, and is Yongye Nongfeng’s only vendor that provided $8,537,112 (100%) of the Company’s purchased finished goods for the three months period ended June 30, 2008 and $17,468,749 for the six months period ended June 30. As of June 30, 2008 accounts payable to shareholder represents the credit the Company used as of June 30, 2008 in purchasing inventory from the Predecessor. According to the contract, the Predecessor sells to us at fixed prices of RMB 350 per case for plant products and RMB 120 per case for animal products.

As of June 30, 2008, the Company has borrowed $762,524 from Inner Mongolia Yongye Nongfeng’s 1.15% shareholder Inner Mongolia Yongye (the Predecessor), $1,638,581 in loan from Ms. Yin, the wife of CEO Mr. Zishen Wu of Inner Mongolia Yongye Nongfeng, and $10,000 from a director of the Company. These funds are interest free with no specific terms of repayment. As of December 31, 2007, the Predecessor has $2,507,371 in loans from stockholders. These loans are short term in nature, unsecured and non-interest bearing. Also, at December 31, 2007 the Predecessor has $12,153 of long-term, unsecured and non-interest bearing loans from shareholders.

NOTE 9-NET INCOME PER SHARE

Basic net income per share is computed by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the period, but excluding the 2,000,000 “Make Good Shares” according to the “Make Good Escrow Agreement” (see Note 1). Diluted net income per share reflects the potential dilution that would occur upon the exercise of outstanding warrants. Common share equivalents are excluded from the computation of the diluted net income per share in periods when their effect would be anti-dilutive.

The following table sets forth the computation of basic and diluted income per share for the periods indicated:

	Yongye Biotechnology International, Inc. and Subsidiaries FOR THREE MONTHS ENDED JUNE 30, 2008	The predecessor Inner Mongolia Yongye FOR THREE MONTHS ENDED JUNE 30, 2007	Yongye Biotechnology International, Inc. and Subsidiaries FOR SIX MONTHS ENDED JUNE 30, 2008	The predecessor Inner Mongolia Yongye FOR SIX MONTHS ENDED JUNE 30, 2007
Numerator used in basic net income per share:
Net income	7,160,855	3,312,794	7,742,185	3,358,428

Shares (denominator):
Weighted average ordinary shares
Outstanding	16,847,741	11,444,775	14,146,258	11,444,775

Plus: weighted average incremental shares from assumed exercise of warrants	588,155	-	118,941	-

Weighted average ordinary shares outstanding used in computing diluted net income per ordinary share	17,435,896	11,444,775	14,265,199	11,444,775

Net income per ordinary share - basic	0.43	0.29	0.55	0.29
Net income per ordinary share-diluted	0.41	0.29	0.54	0.29

NOTE 10 -CONCENTRATIONS AND CREDIT RISKS

Five major customers accounted for 80% and one major customer accounted for 26% of the Company’s net revenue for the three months period ended June 30, 2008. Five major customers accounted for 89% and one major customer accounted for 26% of the Company’s net revenue for the six months period ended June 30, 2008. Five major customers accounted for 98% and one major customer accounted for 51% of the Predecessor’s net revenue for the three months period ended June 30, 2007. Five major customers accounted for 98% and one major customer accounted for 46% of the Predecessor’s net revenue for the six months period ended June 30, 2007. The Company and the Predecessor’s total sales to five major customers were $14,062,646 and $7,276,561, for the three months period ended June 30, 2008 and 2007, respectively. The Company and the Predecessor’s total sales to five major customers were $24,068,529 and $7,961,977, for the six months period ended June 30, 2008 and 2007, respectively.

Yongye International Inc.

	Three Months Ended JUNE 30, 2008			Six Months Ended JUNE 30, 2008
Largest Customers	Amount of Sales	% Total Sales	Largest Customers	Amount of Sales	% Total Sales
Wuwei Liangzhou	$4,643,127	26%	Hebei	7,045,357	26%
Xinjiang Tianfeng	$3,980,159	23%	Xingjiang Bazhou	5,334,140	20%
Xinjiang Bazhou	$2,618,526	15%	Wuwei Liangzhou	4,960,050	18%
Hebei	$1,780,598	10%	Xinjiang Tianfeng	3,922,162	15%
Bameng	$1,040,236	6%	Bameng	2,806,820	10%
Total	$14,062,646	80%	Total	24,068,529	89%

Inner Mongolia Yongye Predecessor
Inner Mongolia
Yongye

	Three Months Ended JUNE 30, 2007			Six Months Ended JUNE 30, 2007
Largest Customers	Amount of Sales	% Total Sales	Largest Customers	Amount of Sales	% Total Sales
Xinjiang Bazhou	$3,797,598	51%	Xinjiang Bazhou	$3,777,495	46%
Hebei	$1,329,159	18%	Hebei	$1,772,318	22%
Dalian	$1,082,055	15%	Dalian	$1,192,757	15%
Mengrui	$689,290	9%	Mengrui	$810,609	10%
Jiangsu	$378,459	5%	Jiangsu	$408,798	5%
Totals	$7,276,561	98%	Totals	$7,961,977	98%

The Predecessor is the Company’s only vender who provided 100% of the Company purchased finished goods for the three months period and six months period ended June 30, 2008. The Predecessor had two major vendors who provided 79% and 93% of the Predecessor raw materials for the three months period ended June 30, 2008 and 2007. The Predecessor had two major vendors who provided 76% and 93% of the Predecessor raw materials for the six months period ended June 30, 2008 and 2007. Total purchases from these vendors were $5,822,666 and $2,258,627 for the three months period ended June 30, 2008 and 2007, respectively. Total purchases from these vendors were $6,581,012 and $2,290,895 for the six months period ended June 30, 2008 and 2007, respectively.

The Company and the Predecessor’s operations are carried out in the PRC. Accordingly, the Company and the Predecessor’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

NOTE 1 1-Commitments

On (June 2, 2008), Yongye Nongfeng signed two construction contracts with two Construction Companies (Hainan No. 4 Construction Engineer Company and Hohhot Saihan District Art & Landscape) to begin construction of a new 8,000 Tons Per Annum (TPA) plant on its current contracted location. The value of these contracts is approximately RMB 25,000,000. This addition, when added to the current 2,000TPA capacity of Inner Mongolia Yongye Biotechnology Company, Ltd., will increase total production capacity to 10,000TPA and is critical to our ability to keep up with future anticipated demand. In July 2008, the construction contractor gave notice that it forecasts the in-service date of the facility to be the end of September 2008, which will be sufficient to avoid any weather-related delays. We do not anticipate any other delays.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers, directors and employees are indemnified as provided by our articles of incorporation, bylaws and Nevada law. Please refer to ‘‘Disclosure of Commission Position on Indemnification for Securities Act Liabilities’’ for a description of such indemnification provisions.

Our articles of incorporation limit the liability of our directors and officers under certain circumstances. The “Additional Provisions” of our articles of incorporation provide that the liability of directors or officers for monetary damages are eliminated to the fullest extent permitted by Nevada law.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$1,377
Legal Fees and Expenses *	82,000
Accounting Fees and Expenses *	(32,000)
Miscellaneous *	2,123
Total	$117,500

* Estimated

RECENT SALES OF UNREGISTERED SECURITIES

There have been no sales of unregistered securities of Yongye Biotechnology International Inc. in the last three (3) years which have not previously been publicly disclosed.

EXHIBITS

Exhibit No.	Description

2.1	Share Exchange Agreement, dated as of April 17, 2008.(1)

3.1	Amended Articles of Incorporation.(1)

4.1	Form of Investor Warrant (i).(1)

4.2	Form of Investor Warrant (ii). (1)

4.3	Form of Placement Agent Warrant.(1)

4.4	Registration Rights Agreement, dated as of April 17, 2008.(1)

4.5	Registration Rights Agreement, dated as of September 5, 2008.*

4.7	Form of Investor Warrant. *

4.8	Form of Placement Agent Warrant*

5.1	Opinion of Lewis & Roca LLP *

10.1	Securities Purchase Agreement, dated as of April 17, 2008.(1)

10.2	Lockup Agreement, dated as of April 17, 2008.(1)

10.3	Make Good Escrow Agreement, dated as of April 17, 2008.(1)

10.4	Closing Escrow Agreement, dated as of April 17, 2008.(1)

10.5	Sales Agreement, dated April 1, 2008 by and between Inner Mongolia Yongye Biotechnology Co., Ltd. and Yongye Nongfeng Biotechnology Co., Ltd .(1)

10.6	Cooperation Agreement dated January 15, 2008 by and between Inner Mongolia Yongye Biotechnology Co., Ltd. and Yongye Nongfeng Biotechnology Co., Ltd.(1)

10.7	Sino-foreign Cooperative Joint Venture Contract, dated November 16, 2007 by and between Inner Mongolia Yongye Biotechnology Co., Ltd. and Asia Standard Oil Limited.(1)

10.8	Supplemental Agreement to the Sino-foreign Cooperative Joint Venture Contract by and between Inner Mongolia Yongye Biotechnology Co., Ltd. and Asia Standard Oil Limited.(1)

10.9	Securities Purchase Agreement, dated as of September 5, 2008.*

10.10	Make Good Escrow Agreement, dated as of September 5, 2008.*

23.1	Consent of Patrizio & Zhao, an independent registered accounting firm.*

23.2	Consent of Lewis & Roca LLP (included in its opinion filed as Exhibit 5.1)

* Filed herewith.

(1) Incorporated by reference herein to the Report on Form 8-K filed on April 22, 2008.

UNDERTAKINGS.

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Beijing, PRC on September 9, 2008.

YONGYE BIOTECHNOLOGY INTERNATIONAL, INC.
By:	/s/ Zishen Wu
Name:	Zishen Wu
Title:	Chief Executive Officer

By:	/s/ Larry Gilmore
Name:	Larry Gilmore
Title:	Interim Principal Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Dated September 9, 2008	By:	* /s/ Taoran Sun
	Name:	Taoran Sun
	Title:	Director

Dated September 9, 2008	By:	* /s/ Zhao Qiang
	Name:	Zhao Qiang
	Title	Director

Dated September 9, 2008	By:	* /s/ Guo Xiaochuan
	Name:	Guo Xiaochuan
	Title	Director

Dated September 9, 2008	By:	* /s/ Zhang Haiming
	Name:	Zhang Haiming
	Title:	Director

* Dated September 9, 2008	By:	/s/ Zishen Wu
	Name:	Zishen Wu
	Title:	Attorney-in-Fact